Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BOINGO WIRELESS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT,
SUBJECT TO COMPLETION DATED APRIL 13, 2017

April [      ], 2017

To the Stockholders of Boingo Wireless, Inc.:

        It is my pleasure to invite you to attend Boingo Wireless, Inc.'s 2017 Annual Meeting of Stockholders, to be held on Thursday, June 8, 2017 at 10:30 a.m. local time at the Hotel Palomar located at 10740 Wilshire Boulevard, Los Angeles, California.

        Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

        We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. On or around April 28, 2017, we expect to mail to our stockholders an Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and vote online.

        Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on your proxy card. If you attend the meeting you will have the right to revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

        On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,
David Hagan Chief Executive Officer and Chairman of the Board
10960 Wilshire Blvd, 23rd Floor Los Angeles, CA 90024
T 310.586.5180 www.boingo.com

PRELIMINARY PROXY STATEMENT,
SUBJECT TO COMPLETION DATED APRIL 13, 2017

Boingo Wireless, Inc.
10960 Wilshire Blvd, 23rd Floor
Los Angeles, CA 90024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 8, 2017

To the Stockholders of Boingo Wireless, Inc.:

        You are cordially invited to attend the Annual Meeting (the "Annual Meeting" or the "2017 Annual Meeting") of Stockholders of Boingo Wireless, Inc., a Delaware corporation. The meeting will be held on Thursday, June 8, 2017, at 10:30 a.m. local time at the Hotel Palomar located at 10740 Wilshire Boulevard, Los Angeles, California 90024, for the following purposes:

  1.
  To elect three Class III directors to serve until the 2020 annual meeting of stockholders.

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

  3.
  To approve an amendment to the Company's Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors.

  4.
  To approve, on an advisory basis, the Company's executive compensation for the year ended December 31, 2016 as disclosed herein.

  5.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is April 13, 2017. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

        Your Board is pleased to nominate Maury Austin, Chuck Davis and Mike Finley for election as Class III directors.

        Regardless of the number of shares you own, your VOTE is very important.    Therefore, even if you presently plan to attend the 2017 Annual Meeting, please vote or submit your proxy as soon as possible so that your shares can be voted at the 2017 Annual Meeting in accordance with your instructions. Telephone and internet voting are available. For specific instructions on voting, please refer to the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card. If you do attend the 2017 Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

        Please read the attached proxy statement, as it contains important information you need to know to vote at the 2017 Annual Meeting.

By Order of the Board of Directors

Peter Hovenier Chief Financial Officer and Secretary

Los Angeles, California
April [      ], 2017

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible. We encourage you to vote via the Internet. For further details, see "Questions and Answers about This Proxy Material and Voting."

Boingo Wireless, Inc.
10960 Wilshire Blvd, 23rd Floor
Los Angeles, CA 90024

PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION DATED APRIL 13, 2017

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2017

        This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at the 2017 Annual Meeting of Stockholders (the "Annual Meeting" or the "2017 Annual Meeting") of Boingo Wireless, Inc. (sometimes referred to as the "Company," "Boingo," or "Boingo Wireless"), which will be held on Thursday, June 8, 2017, at 10:30 a.m. local time at Hotel Palomar located at 10740 Wilshire Boulevard, Los Angeles, California 90024.

INTERNET AVAILABILITY OF PROXY MATERIALS

        We are making this proxy statement and our annual report available to stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or before April 28, 2017, we intend to mail to our stockholders (i) a copy of this proxy statement, a proxy card and our annual report or (ii) a notice (the "Notice") containing instructions on how to access and review this proxy statement and our annual report. The Notice also instructs you how you may submit your proxy over the Internet or via telephone. If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

Page
Questions and Answers About This Proxy Material and Voting	3
Directors, Executive Officers and Corporate Governance	8
Security Ownership of Certain Beneficial Owners and Management	19
Section 16(a) Beneficial Ownership Reporting Compliance	22
Certain Relationships and Related Party Transactions	22
Director Compensation	22
Executive Compensation	25
Securities Authorized for Issuance Under Equity Compensation Plans	44
Independent Registered Public Accounting Firm	45
Report of the Audit Committee of the Board of Directors	46
Proposal 1—Election of Directors	47
Proposal 2—Ratification of Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017	49
Proposal 3—Approval of an Amendment to the Company's Certificate of Incorporation to Declassify the Board of Directors and Provide for the Annual Election of Directors	50
Proposal 4—Advisory Approval of our Company's Executive Compensation for the Year Ended December 31, 2016	51
Other Matters	52
Amendment to Certificate of Incorporation	A-1

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        You have received these proxy materials because the Board of Directors (our "Board" or the "Board of Directors") of Boingo Wireless, Inc. ("we", "us" or the "Company") is soliciting your proxy to vote at the 2017 Annual Meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

        Pursuant to rules adopted by the Securities and Exchange Commission, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. As a result, only stockholders that specifically request a printed copy of the proxy statement will receive one. Instead, the Notice instructs stockholders on how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com. The Notice also instructs stockholders on how they may submit their proxy over the Internet. If a stockholder who received a Notice would like to receive a printed copy of our proxy materials, such stockholder should follow the instructions for requesting these materials contained in the Notice.

What am I voting on?

        There are four matters scheduled for a vote:

  •
  Election of three Class III directors.

  •
  Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

  •
  To approve an amendment to the Company's Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors.

  •
  To approve, on an advisory basis, our Company's executive compensation for the year ended December 31, 2016 as disclosed herein.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on April 13, 2017 will be entitled to vote at the Annual Meeting. On this record date, there were [            ] shares of Company common stock ("Common Stock") outstanding. The holders of Common Stock have the right to one vote for each share they held as of the record date.

        In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the Annual Meeting on June 8, 2017 and will be accessible for ten days prior to the meeting at our principal place of business, 10960 Wilshire Blvd, 23rd Floor, Los Angeles, CA 90024, between the hours of 9:00 a.m. and 5:00 p.m. (Pacific Time).

How do I vote?

        If on April 13, 2017, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. Stockholders of record may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person. If you hold shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

  •
  You may vote by using the Internet at www.proxyvote.com by following the instructions for Internet voting on the Notice or Proxy Card mailed to you. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 7, 2017. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

  •
  You may vote by telephone by dialing 1-800-690-6903 and following the instructions for voting by phone on the Notice or Proxy Card mailed to you. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 7, 2017. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

  •
  You may vote by mail by requesting, completing and mailing in a paper proxy card, as outlined in the Notice. The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person.

        Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in "street name," you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) "For" the election of all three of your Board's nominees for director, (ii) "For" ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, (iii) "For" the approval of an amendment to the Company's Certificate of Incorporation to declassify your Board and provide for the annual election of directors, and (iv) "For" the advisory approval of our Company's executive compensation for the year ended December 31, 2016 as disclosed herein. However, if you are not a record holder, such as where your shares are held through a broker, nominee, fiduciary or other custodian, you must provide voting instructions to the record holder of the shares in accordance with the record holder's requirements in order for your shares to be properly voted. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

        In addition, we have hired Alliance Advisors, at an estimated cost of $15,000, plus reimbursement of reasonable expenses, to assist in the solicitation of proxies.

What does it mean if I receive more than one proxy card or Notice?

        If you receive more than one proxy card or Notice, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card or submit a proxy for each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to the Secretary of the Company at 10960 Wilshire Boulevard, 23rd Floor, Los Angeles, California 90024.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Who will solicit proxies on behalf of the board?

        Proxies may be solicited on behalf of our Board, without additional compensation, by the Company's directors and employees.

        In addition, we have hired Alliance Advisors, at an estimated cost of $15,000, plus reimbursement of reasonable expenses, to assist in the solicitation of proxies.

        The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail, and personal solicitation by our directors and officers (who will receive no additional compensation for such solicitation activities). You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website at www.boingo.com. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Against" votes, abstentions and broker non-votes. Abstentions will be counted as present for purposes of determining the presence of a quorum. For Proposal 1, abstentions will not be considered as votes cast for or against any director, and will therefore have no effect on the outcome of the vote. For Proposals 2, 3 and 4, abstentions will have the same effect as a vote against the proposal. Other than Proposal 3, broker non-votes, as described in the next paragraph, have no effect and will not be counted towards the vote total for such proposals. With respect to Proposal 3, broker non-votes will have the same effect as an "Against" vote.

        If your shares are held by your bank or broker as your nominee (that is, in "street name"), you will need to obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange ("NYSE") on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under current NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered "non-discretionary" and therefore brokers are not permitted to vote your shares held in street name for the election of directors in the absence of instructions from you. All of our proposals, except for Proposal 2, are "non-discretionary" and therefore if you hold your shares through a broker, nominee, fiduciary or other custodian, your shares will not be voted on those proposals unless you provide voting instructions to the record holder

How many votes are needed to approve each proposal?

  •
  For Proposal 1, directors, in an uncontested election, are elected by the vote of the majority of the votes cast with respect to such director. This means that the number of shares voted "FOR" a Class III candidate for election as director must exceed the number of votes cast "AGAINST" that director. Abstentions and broker non-votes are not considered votes cast on this proposal and will not have any effect on the election of directors.

    We have also implemented a policy for director resignations, applicable if an incumbent director nominee receives less than a majority of votes cast in an uncontested election. For more information see "Proposal No. 1—Election of Directors" below. The Board of Directors recommends a vote "FOR" all nominees.

  •
  To be approved, Proposal 2, to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, must receive a "For" vote from the majority of all outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. Therefore, abstentions are counted as present and therefore will have the same effect as a vote against the proposal.

  •
  To be approved, Proposal 3, an amendment to the Company's Certificate of Incorporation to declassify our Board and provide for the annual election of directors, must receive a "For" vote from holders of at least two-thirds of all outstanding shares of common stock of the Company entitled to vote generally in the election of directors, either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will also have the same effect as an "Against" vote.

  •
  To be approved, Proposal 4, advisory approval of our Company's executive compensation for the year ended December 31, 2016, must receive a "For" vote from the majority of all outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect. However, the advisory approval of our Company's executive compensation for the year ended December 31, 2016 is advisory and non-binding in nature and cannot overrule any decisions made by our Board.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all shares outstanding on April 13, 2017, the record date, are represented at the meeting by stockholders present in person or by proxy. On the record date, there were [            ] shares of Common Stock outstanding and entitled to vote. Thus [            ] shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How will my shares be voted if I mark "Abstain" on my proxy card?

        We will count a properly executed proxy card marked "Abstain" as present for purposes of determining whether a quorum is present, but the shares represented by that proxy card will not be voted at the Annual Meeting for the proposals so marked.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. Final voting results will be available on a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the end of the Annual Meeting.

When are stockholder proposals due for next year's Annual Meeting?

        If you wish to submit a proposal to be considered for inclusion in next year's proxy materials, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and received by the Secretary of the Company on or before [            ]. If you wish to submit a proposal to be presented at the 2018 Annual Meeting of Stockholders, but which will not be included in the Company's proxy materials, including to nominate a director, your Solicitation Notice, as defined in our bylaws, must be received by the Secretary of the Company at Boingo Wireless, Inc., 10960 Wilshire Blvd, 23rd Floor, Los Angeles, CA 90024, Attn: Secretary, no earlier than February [            ], 2018 and no later than March [            ], 2018. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Boingo Wireless' current bylaws may be found on the corporate governance subsection of the investor relations section of our corporate website at www.boingo.com.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

DIRECTORS AND EXECUTIVE OFFICERS

        Our directors and executive officers, and certain information about each of them as of April 1, 2017 are set forth below.

Name	Age	Position with Boingo Wireless
David Hagan	56	Chief Executive Officer and Chairman of the Board
Peter Hovenier	49	Chief Financial Officer and Secretary
Dawn Callahan	47	Chief Marketing Officer
Derek Peterson	46	Chief Technology Officer
Tom Tracey	54	Senior Vice President of Operations
Charles Boesenberg	68	Lead Independent Director
Maury Austin	59	Director
David Cutrer	46	Director
Chuck Davis	56	Director
Mike Finley	56	Director
Terrell Jones	68	Director
Kathy Misunas	66	Director
Lance Rosenzweig	54	Director

        David Hagan has served as our Chief Executive Officer and a member of our Board of Directors since November 2004. He also served as our President from 2001 to May 2013. In August 2014, Mr. Hagan was elected as Chairman of our Board of Directors. Prior to joining us, Mr. Hagan served as Chief Executive Officer of FirstSource Corp., an e-commerce solutions provider, and as a President and Chief Operating Officer of Ticketmaster Online CitySearch, an online ticket retailer and city website manager. Mr. Hagan has over 25 years of experience in senior management roles in the telecommunications industry with Sprint in the United States and Canada. Mr. Hagan is a member of the Consumer Technology Association (CTA) Board of Industry Leaders, the former Chairman of the CTA Wireless Division board, the former Vice Chairman of the CTA Executive Board, and is currently Chairman of the CTA Executive Board. He received a B.S. from the University of Kansas and a M.B.A. from Baker University. The Board of Directors determined that Mr. Hagan should serve as a director based on his position as our Chief Executive Officer and his understanding of the wireless industry.

        Peter Hovenier has served as our Chief Financial Officer since November 2012. Mr. Hovenier served as our Senior Vice President of Finance from June 2007 to November 2012, and served as our Vice President Finance and Administration from June 2002 to June 2007. Prior to joining us, Mr. Hovenier was Vice President Finance and Administration of Frontera Corporation, an application service provider. Prior to Frontera, he held financial management positions with GeoCities, a web-hosting service; MGM Studios, a media company; and Wyndham Hotels Corporation, a hospitality company. In 1995, Mr. Hovenier became a Certified Public Accountant in the State of Washington. Mr. Hovenier received a B.A. in Accounting from Western Washington University.

        Dawn Callahan has served as our Chief Marketing Officer since February 2014. Ms. Callahan served as our Senior Vice President of Marketing and Sales from January 2013 to February 2014 and as our Vice President of Consumer Marketing from March 2007 to January 2013. Prior to joining Boingo, she was Vice President of Marketing for Time Warner Cable. Ms. Callahan holds a B.A. in Sociology from Washington State University and a M.B.A. with an emphasis in Entrepreneurship from Concordia University.

        Derek Peterson, Ph.D. has served as our Chief Technology Officer since January 2014. Dr. Peterson served as our Senior Vice President of Engineering from January 2013 to January 2014, as our Vice

President of Billing and Business Intelligence from June 2012 to January 2013, and our Director of Billing from April 2011 to June 2012. He is also an adjunct professor at Colorado Technical University, a position he has held since July 2008. Previously, Dr. Peterson was Director, Products at Oracle from July 2008 to April 2011, and Vice President, Engineering at United Online from April 2002 to July 2008. He is a veteran of Operation Desert Shield/Storm and Operation Joint Endeavor, having served with the United States Air Force. Dr. Peterson is a Wireless Broadband Alliance board member, and a founding member of the Wireless Infrastructure Association's Innovation and Technology Council of wireless industry leaders. Dr. Peterson is also actively involved with the MulteFire Alliance, Citizens Broadband Radio Service Alliance, and Wi-Fi Alliance. He was named "CTO of the Year" in 2017 by Los Angeles Business Journal and a "Wireless Industry Executive to Watch" in 2015 by Fierce Wireless. Dr. Peterson holds a B.S. in Computer Science from the University of Maryland, a M.A. in Education and Technology from the American Intercontinental University, and a Doctorate of Computer Science with a focus on Enterprise Information Systems from Colorado Technical University.

        Tom Tracey has served as our Senior Vice President of Operations since May 2011. Mr. Tracey served as our Vice President of Networks from January 2007 to May 2011. Before joining Boingo, he served as President and Chief Operating Officer of MDU Communications, and as Vice President of Broadband Services at EarthLink. Mr. Tracey holds a B.S. from San Diego State University and a M.B.A. from the Anderson School at the University of California Los Angeles.

        Charles Boesenberg was elected as our Lead Independent Director in August 2014 and has served as a member of our Board of Directors since March 2011. Mr. Boesenberg also serves as Chairman of the board of directors at Callidus Software Inc. Mr. Boesenberg served on the board of directors at Silicon Graphics International Corp. from August 2006 until it was acquired by Hewlett Packard Enterprise in November 2016. Mr. Boesenberg served as the President and Chief Executive Officer and Chairman of the board of directors at NetIQ Corporation, a leading supplier of Windows system management and security event management solutions, from August 2002 until NetIQ Corporation was acquired by Attachmate Corporation in June 2006. From 1998 to February 2000, Mr. Boesenberg was President and CEO of Integrated Systems, Inc., a company that provided embedded systems software for a broad range of industries, until Integrated Systems, Inc. merged with Wind River Systems. Mr. Boesenberg joined Integrated Systems, Inc. from Magellan Corporation, a supplier of GPS satellite access products. From 1992 to 1994, Mr. Boesenberg was President, CEO and Chairman of the board of directors at Central Point Software, a developer of desktop and network computer utility software. Prior to joining Central Point Software, Mr. Boesenberg was President of MIPS Computer Systems, Inc. Mr. Boesenberg joined MIPS Computer Systems, Inc. from Apple Computer, where he served as Senior Vice President, managing the U.S. sales and marketing organizations with over 2,000 employees. Prior to Apple Computer, Mr. Boesenberg was Vice President and General Manager of Data General Europe in Paris, France, and served in several management positions at IBM. Mr. Boesenberg also served as a director of Interwoven, Inc. from July 2006 until its sale to Autonomy Corporation in March 2009, as a director of Ancestry.com Inc. from July 2006 until its sale to a private equity group in December 2012, as a director of Keynote Systems, Inc. from September 2006 until its sale to Thoma Bravo, LLC in August 2013, and as a director of Websense, Inc. from January 2013 until its sale to Vista Equity Partners in June 2013. Mr. Boesenberg holds a B.S. from Rose Hulman Institute of Technology and a M.S. in Business Administration from Boston University. The Board of Directors determined that Mr. Boesenberg should serve as a director based on his extensive experience serving on the boards of directors of other public companies, including experience dealing with corporate governance matters, his extensive experience in guiding boards of directors and public companies through successful corporate exits and his executive management experience in other technology companies.

        Maury Austin was appointed to our Board of Directors in June 2016. A retired public Chief Financial Officer, Mr. Austin has more than 35 years of financial experience in both public and private enterprises. Most recently, Mr. Austin served as the Chief Financial Officer and Vice President of MIPS Technologies, Inc., a semiconductor design company, from March 2008 to November 2011. He served as Chief Financial Officer at Portal Software Inc., a provider of billing and revenue management solutions for the communications and media industry, from June, 2005 until its sale to Oracle Corporation in 2006. He served as the Chief Financial Officer at Vicinity Corporation, a provider of geographical mapping services, from January 2001 until its sale to Microsoft Corporation. He also served as a Director of Extreme Networks Inc. from April 2012 to November 2014 and also served on both the audit and compensation committees. He also served as a Director of Sigma Designs, Inc. from August 2012 to July 2013 and as chairman of the audit committee and a member of the compensation and nominating and governance committees. Mr. Austin holds a M.B.A. from Santa Clara University and a B.S. in Business Administration, from University of California at Berkeley. The Board of Directors determined that Mr. Austin should serve as a director based on his extensive experience in corporate finance and strategy, including business model development and implementation, investor relations and mergers and acquisitions.

        David Cutrer was appointed to our Board of Directors in June 2016. Mr. Cutrer is a serial entrepreneur with a strong history of leadership and success in the wireless infrastructure space. He is currently the Chief Executive Officer of Kumu Networks, an innovative company that has developed a fundamental disruptive technology which greatly enhances the spectral efficiency of wireless networks, a position that he has held since January 2015. Between July 2012 and December 2014, Mr. Cutrer was a consultant focusing on small cell infrastructure and software telecommunications companies. Previously, Mr. Cutrer served as Co-Founder and Chief Technology Officer of NextG Networks, Inc., the largest provider of outdoor distributed antenna systems (DAS), from its founding in 2001 until 2012 when the company was sold to Crown Castle International Corp. From 1996 to 2001, Mr. Cutrer was co-founder and Vice President of Engineering of LGC Wireless Inc., one of the first infrastructure companies to pioneer distributed antenna systems for in-building coverage and capacity. Both NextG Networks, Inc. and LGC Wireless In. led to highly successful exits for all shareholders. Mr. Cutrer holds a B.S. in Applied Physics from the California Institute of Technology and a Ph.D. in Electrical Engineering from the University of California, Berkeley. Mr. Cutrer is a recognized expert on small cell communication networks and holds 10 U.S. patents on technology related to this space. The Board of Directors determined that Mr. Cutrer should serve as a director based on his extensive experience with companies in the wireless technologies, distributed antenna systems and small cell infrastructure industries.

        Chuck Davis was appointed to our Board of Directors in August 2011. Since May 2014, Mr. Davis has served as Chairman, CEO and Director of Prodege LLC, a digital rewards community whose leading properties are Swagbucks.com and MyPoints.com. Previously, since January 2013, Mr. Davis served as Executive Chairman and Director of Prodege LLC. Mr. Davis serves as Executive Chairman and Director of The Teaching Company, a provider of educational materials under The Great Courses brand. Mr. Davis is currently a Venture Partner with Technology Crossover Ventures. From January 2006 to June 2011, Mr. Davis served variously as Executive Chairman, Chairman and Chief Executive Officer of Fandango, an online retailer of movie tickets. In addition, following Fandango's acquisition by Comcast in May 2007, Mr. Davis also served as an Executive Vice President of Comcast Interactive Media until June 2011. Mr. Davis previously served as President, CEO, and Director of BizRate.com, which became Shopzilla, from 1999 to 2005 including its sale to the E.W. Scripps Company. Mr. Davis also served in various executive and managerial capacities for The Walt Disney Internet Group from 1996 to 1999, News Corporation's TV Guide from 1992 to 1995, and Time Warner, Inc. from 1982 to 1991. Mr. Davis holds an A.B. in Urban Studies from Brown University and a M.B.A. from Harvard University. The Board of Directors determined that Mr. Davis should serve as a director based on his executive management experience with direct-to-consumer and e-commerce companies.

        Mike Finley was appointed to our Board of Directors in August 2013. Mr. Finley currently serves as the President, North America and Australia and previously served as the Senior Vice President of Global Carrier Business Development for Qualcomm. Mr. Finley joined Nextel in 2002 as Area Vice President of Southern California and became Senior Vice President of General Business for the U.S. following its merger with Sprint. Mr. Finley served as President of the West Region and a Senior Vice President of Sprint Nextel before departing in 2008. Mr. Finley served as President of Verizon Wireless in Southern California, Vice President and General Manager in Sacramento, and was Vice President of Sales in Ohio for Airtouch Cellular. Mr. Finley previously held positions with Cellular One and McCaw Cellular. Mr. Finley received a B.S. and B.A. in Marketing from Creighton University and attended the General Manager Program in Executive Education at Harvard Business School. He currently serves on the board of the Los Angeles Sports and Entertainment Commission, and is a member of the Creighton University Hall of Fame. The Board of Directors determined that Mr. Finley should serve as a director based on his more than 30 years of experience in the wireless telecommunication industry.

        Terrell Jones was elected as a member of our Board of Directors in June 2013. He is currently executive chairman of Wayblazer, Inc., a travel software provider, and president of ON, Inc., a travel and e-commerce consulting firm which he founded in 2002. Mr. Jones has served as an executive and/or on the board of directors of several public companies. Specifically, Mr. Jones was Chairman of Kayak.com, an online travel company, from its founding in 2005 until its acquisition by the Priceline Group in May 2013; CEO of Travelocity.com, an online travel company, from its founding in 1996 until its acquisition by SABRE in 2002; board and audit committee member of Entrust, an internet service provider, from 2003 until 2011, shortly after being taken private by Thoma Bravo, LLC; audit committee member of La Quinta Corp, a hotel company, from 2004 until its sale to the Blackstone Group in January 2006; audit committee member of EarthLink, an internet services provider, from 2003 to 2011; and board member of Overture Services (OVER), an internet search company, from 2002 until its sale to Yahoo! in October 2003. Mr. Jones was employed for 22 years at American Airlines and its SABRE division in various executive positions including Chief Information Officer. Mr. Jones was a Special Venture Partner at General Catalyst Partners from 2002 to 2015. He received a B.A. in History from Denison University. The Board of Directors determined that Mr. Jones should serve as a director based on his significant experience in the Internet and e-commerce industries, his extensive experience in guiding boards of directors and public companies through successful corporate exits, as well as public company audit and board experience.

        Kathy Misunas was appointed to our Board of Directors in June 2016. Ms. Misunas currently serves as an advisor and board member to various businesses. Since 2001, she has served as a Director for TechData Corporation, one of the world's largest global distributors of technology products, services and solutions, where she serves as a Chair of the Cybersecurity Committee and is a member of the Governance and Nominating, and Compensation Committees which she previously chaired. She is also Chairman of iVvy, a travel technology business based in Australia and has had prior Director roles in other businesses such as Travelocity.com and Canadian Tire Corporation, Canada's largest retailer. She is the founder and principal of Essential Ideas, a boutique advisory firm specializing in business strategies, innovation and communication leadership. Previously in executive roles, Ms. Misunas served as the Chief Executive Officer and President of brandwise LLC, an online comparison-shopping site for home durables, and Chief Executive Officer of Reed Travel Group, formerly part of Reed Elsevier PLC, a global publishing enterprise. She has also held positions of President and Chief Executive Officer of the SABRE Group (a division of AMR Corporation), Senior Vice-President of AMR/American Airlines, and Chief Information Officer of American Airlines, Inc. Ms. Misunas attended Moravian College, American University and the Alliance Francaise for undergraduate studies, as well as Executive Programs at the Universities of Pennsylvania and Virginia. Additionally, she is a National Association of Corporate Directors Board Fellow and completed Director programs at Harvard University and the University of Georgia. The Board of Directors believes that Ms. Misunas brings public board governance and compensation expertise as well as diversification to the Board and is highly qualified in technology and general business management.

        Lance Rosenzweig was appointed to our Board of Directors in July 2014. Mr. Rosenzweig currently serves as a board member of Quality Systems, Inc. From January 2015 through December 2016, Mr Rosenzweig was an Operating Executive of Marlin Operations Group, working with Marlin Equity Partners, a global investment firm, where he served as Chairman of the Board of two Marlin Equity Partners portfolio companies (Duncan Solutions and GiftCertificates.com), and Chairman of the Board and interim Chief Executive Officer of Domo Tactical Communications. Mr. Rosenzweig served as the Chief Executive Officer and President, Global Markets for Aegis USA, Inc., a leading business process outsourcing company that services major corporations in the healthcare, financial services, and other industries from 2013 through the company's sale in 2014. Mr. Rosenzweig served as the founder and Chief Executive Officer of LibertadCard, Inc., a provider of pre-paid debit and remit cards, since the company's inception in 2010 until 2013. Mr. Rosenzweig also co-founded and served as Chairman of the Board of PeopleSupport, Inc. since its inception in 1998, and as PeopleSupport's Chief Executive Officer from 2002 through the company's sale in 2008. Mr. Rosenzweig was a founder, Chairman of the Board and President of Newcastle Group, a privately held plastics manufacturing company, from 1993 to 1997. He was also a founder of Unisite, a privately held wireless cell site management company, acquired by American Tower in 2000. Prior to 1993, Mr. Rosenzweig was a divisional Vice President at GE Capital, a Vice President in the investment banking group of Dean Witter (now Morgan Stanley), a Vice President in the investment banking group of Capel Court Pacific, and a Corporate Planning Manager of Jefferson Smurfit Group, a multinational packaging company. Mr. Rosenzweig received a B.S. in Industrial Engineering and a M.B.A., with honors every term, from Northwestern University. The Board of Directors determined that Mr. Rosenzweig should serve as a director based on his significant experience in the wireless industry, as well as public company audit and board experience and mergers and acquisitions.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of the Board of Directors

        As required under the listing standards of the Nasdaq Global Market ("Nasdaq"), a majority of the members of a Nasdaq-listed company's board of directors must qualify as "independent," as affirmatively determined by its board of directors. Our Board of Directors consults with counsel to ensure that the Board of Directors' determinations are consistent with all relevant laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

        Management and outside counsel have reviewed the directors' responses to a questionnaire asking about their transactions, relationships and arrangements with the Company (and those of their immediate family members) and other potential conflicts of interest. Other than as set forth in this proxy statement, these questionnaires did not disclose any transactions, relationships, or arrangements that question the independence of our directors or director nominees. After reviewing this information, our Board of Directors affirmatively determined that, except for David Hagan (our Chief Executive Officer), all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards.

Information Regarding the Board of Directors and its Committees

        As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Charles Boesenberg, our lead independent director, presides over these executive sessions. During 2016, the Board had an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a

Steering Committee and a Cybersecurity Committee. The following table provides membership information for each of such Board committees during 2016:

Name	Audit	Compensation	Nominating and Corporate Governance	Steering Committee	Cybersecurity Committee
Charles Boesenberg(1)	X	X*		X
Maury Austin(2)	X*
David Cutrer(2)		X		X
Chuck Davis		X	X*
Mike Finley		X
Terrell Jones	X		X		X*
Kathy Misunas(2)			X		X
Lance Rosenzweig	X			X*

*
Committee Chair.

(1)
Mr. Boesenberg served as Chair of the Audit Committee during a portion of 2016. Mr. Austin was subsequently appointed as the Chair of the Audit Committee.

(2)
Maury Austin, David Cutrer and Kathy Misunas each were appointed to the Board and the respective committees in June 2016.

        Below is a description of each of the committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees meets the applicable rules and regulations regarding "independence" and also that each member of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Steering Committee and Cybersecurity Committee is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

        Our Audit Committee is responsible for, among other things:

  •
  selecting and hiring our independent auditors;

  •
  approving the audit and non-audit services to be performed by our independent auditors;

  •
  evaluating the qualifications, performance and independence of our independent auditors;

  •
  monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

  •
  reviewing the adequacy and effectiveness of our internal control policies and procedures;

  •
  discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

  •
  preparing the Audit Committee Report in our annual proxy statement;

  •
  reviewing and monitoring actual and potential conflicts of interest of members of our Board of Directors and officers; and

  •
  reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

        Our Audit Committee charter can be found on the corporate governance section of our corporate website at www.boingo.com. Each of Charles Boesenberg, Terrell Jones and Lance Rosenzweig served on the Audit Committee of the Board of Directors during 2016 and Maury Austin was appointed to the Audit Committee in June 2016. The Audit Committee met five times during 2016.

        The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent as currently defined under Nasdaq listing standards. The Board of Directors has determined that Charles Boesenberg, Maury Austin, Terry Jones and Lance Rosenzweig are each an audit committee financial expert as defined by Item 407(d) of Regulation S-K. The Board made a qualitative assessment of Mr. Boesenberg's level of knowledge and experience based on a number of factors, including his prior experience as chief executive officer of two publicly traded companies, and prior service as a director on the audit committee of eight other public companies. The Board also made a qualitative assessment of Mr. Austin's level of knowledge and experience based on a number of factors, including his experience as a chief financial officer of various publicly and privately traded companies, experience in accounting and finance roles for over 35 years and his degrees in business management. The Board also made a qualitative assessment of Mr. Jones' level of knowledge and experience based on a number of factors, including his prior experience as chief executive officer of two publicly traded companies, and prior service as a director on the audit committee of three other public companies. The Board also made a qualitative assessment of Mr. Rosenzweig's level of knowledge and experience based on a number of factors, including his experience as a partner of a leading private equity firm, prior experience as a chief executive officer of various publicly and privately traded companies and his prior experience in the banking industry.

Compensation Committee

        Our Compensation Committee is responsible for, among other things:

  •
  reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

  •
  reviewing and approving the following for our Chief Executive Officer and our other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements and any other benefits, compensation or arrangements;

  •
  reviewing the succession planning for our executive officers;

  •
  reviewing and recommending compensation goals and bonus and equity compensation criteria for our employees;

  •
  reviewing and recommending compensation programs for directors;

  •
  preparing the compensation discussion and analysis and Compensation Committee report that the SEC requires in our annual proxy statement;

  •
  administering, reviewing and making recommendations with respect to our equity compensation plans; and

  •
  reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter and confirming the Company's compliance with applicable government regulations and corporate policies.

        A more detailed description of the Compensation Committee's functions can be found in our Compensation Committee Charter. The charter is published in the corporate governance section of our website at www.boingo.com. Each of Charles Boesenberg, Chuck Davis and Mike Finley served on the

Compensation Committee of the Board of Directors during 2016 and David Cutrer was appointed to the Compensation Committee in June 2016. All members of the Compensation Committee are independent as currently defined under Nasdaq listing standards.

        The Compensation Committee met six times during 2016. Mr. Hagan, our principal executive officer, does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Committee's deliberations about their compensation. Mr. Hovenier, our Chief Financial Officer, and Bethany Ellis, our Senior Vice President Human Resources, also assist the Committee in its executive officer, director and employee compensation deliberations. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

        The Croner Company advised the Compensation Committee during 2015 and 2016 on executive compensation-related matters. The Compensation Committee has assessed the independence of The Croner Company pursuant to SEC rules and Nasdaq listing standards and determined that no impermissible conflict of interest exists that would prevent The Croner Company from independently representing the Compensation Committee.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee is responsible for, among other things:

  •
  assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board of Directors;

  •
  reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;

  •
  overseeing the evaluation of our Board of Directors and management;

  •
  recommending members for each Board committee to our Board of Directors;

  •
  reviewing and monitoring our code of business conduct and ethics; and

  •
  reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter and confirming the Company's compliance with applicable government regulations and corporate policies.

        Our Nominating and Corporate Governance Committee charter can be found on the corporate governance section of our corporate website at www.boingo.com. Each of Chuck Davis and Terrell Jones served on the Nominating and Corporate Governance Committee of the Board of Directors during 2016 and Kathy Misunas was appointed to the Nominating and Corporate Governance Committee in June 2016. All members of the Nominating and Corporate Governance Committee are independent as currently defined under Nasdaq listing standards. The Nominating and Corporate Governance Committee met nine times during 2016.

        Our Nominating and Corporate Governance Committee believes that the minimum qualifications and skills that candidates for director should possess include (a) the highest professional and personal ethics and values, (b) broad experience at the policy-making level in business, government, education, technology or public interest, (c) a commitment to enhancing stockholder value and (d) sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The committee also considers the following factors, in no particular order of importance: (a) various and relevant career experience, (b) relevant skills, such as an understanding of the Company's business,

(c) financial expertise, (d) diversity and (e) local and community ties. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

        Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and strategy and the long-term interests of our stockholders. While we do not have a formal policy on diversity, our Nominating and Corporate Governance Committee considers diversity of experience as one of the factors it considers in conducting its assessment of director nominees, along with such other factors as it deems appropriate given the then current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, our Nominating and Corporate Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

        The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board or the Nominating and Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee, the stockholder recommendation should be delivered to the Secretary of the Company at the principal executive offices of the Company, and must include information regarding the candidate and the stockholder making the recommendation.

Other Committees

        The Board has also established a Steering Committee and Cybersecurity Committee.

        Our Steering Committee assists the Board in establishing the Company's long-term strategy and also advises on other strategic matters.

        Our Cybersecurity Committee assists the Board in setting accountability of management regarding cybersecurity preparedness, assessing the adequacy of resources and funding to sustain a successful cybersecurity program, providing guidance regarding management's recommendations related to cybersecurity initiatives and providing guidance regarding management's framework for responding to cybersecurity incidents.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Each of Charles Boesenberg, Chuck Davis and Mike Finley served on the Compensation Committee of the Board of Directors during 2016 and David Cutrer was appointed to the Compensation Committee in June 2016. None of the members of the Compensation Committee was at any time during the 2016 fiscal year (or at any other time) an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

BOARD LEADERSHIP STRUCTURE

        Our Board of Directors has combined the roles of Chairman and Chief Executive Officer, who is David Hagan, our Chief Executive Officer, as Chairman of the Board. Our Board has determined that we would be best served by having a Chairman with deep operational and strategic knowledge of our business. Our Board has also appointed Charles Boesenberg as our Lead Independent Director. Our Board has determined that we would be best served by also having a lead independent director to be responsible for calling special meetings of the independent directors and chairing all meetings of the independent directors.

RISK OVERSIGHT MANAGEMENT

        Our Board provides risk oversight for our entire company by receiving management presentations, including risk assessments, from all functional areas of our company, and discussing these assessments with management. The Board's overall risk oversight is supplemented by the various committees. The Audit Committee discusses with management and our independent auditors our risk management guidelines and policies, our major financial risk exposures and the steps taken to monitor and control such exposures.

        Our Compensation Committee oversees risks related to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs. Based upon this review, our Compensation Committee believes that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company in the future. Specifically, we believe that the elements of our compensation program do not encourage unnecessary or excessive risk-taking. Base salaries are fixed in amount and thus do not encourage risk-taking. A significant proportion of the compensation provided to our executives, and a material amount of the compensation provided to other employees, is in the form of long-term equity awards that are important to help further align employee interests with those of our stockholders. We do not believe that these awards encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to our stock price, and because awards are staggered and subject to long-term vesting schedules to help ensure that employees have significant value tied to long-term stock price performance.

COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

        Our Board desires that the views of the Company's stockholders will be heard by our Board, its committees or individual directors, as applicable, and that appropriate responses will be provided to stockholders on a timely basis. Stockholders wishing to formally communicate with our Board of Directors, any Board committee, the independent directors as a group or any individual director may send communications directly to the Company at Boingo Wireless, Inc., 10960 Wilshire Blvd., 23rd Floor, Los Angeles, California 90024, Attention: Corporate Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals, (ii) stockholder proposals and director nominations pursuant to our bylaws or (iii) service of process or any other notice in a legal proceeding.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors met seven times during 2016. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which such member was a director or committee member. Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2016. We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, and all of our directors attended our 2016 Annual Meeting of Stockholders.

CODE OF BUSINESS CONDUCT AND ETHICS

        The Company has adopted the Boingo Wireless, Inc. Code of Business Conduct and Ethics that applies to all directors, officers and employees. A copy is available on the corporate governance section of our website at www.boingo.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver in its public filings, as required by law or securities market regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of March 20, 2017 by:

  •
  each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  our named executive officers;

  •
  each of our directors and director nominees; and

  •
  all executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

        This table lists applicable percentage ownership based on 38,931,612 shares of Common Stock outstanding as of March 20, 2017. Options to purchase shares of our Common Stock that are exercisable within 60 days of March 20, 2017 are deemed to be beneficially owned by the persons holding these options and convertible notes for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. Restricted stock units that are expected to vest within 60 days of March 20, 2017 are also deemed to be beneficially owned for purposes of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total Outstanding Common Stock
5% Stockholders
BlackRock, Inc.(2)	2,243,220	5.8%
55 East 52nd Street New York, NY 10055
Columbia Wanger Asset Management, LLC(3)	2,242,980	5.8%
227 West Monroe Street, Suite 3000 Chicago, IL 60606
Gilder, Gagnon, Howe & Co. LLC(4)	2,136,904	5.5%
475 10th Avenue New York, NY 10019
Legion Partners Asset Management, LLC(5)	2,119,333	5.4%
9401 Wilshire Boulevard, Suite 705 Beverly Hills, CA 90212
Park West Asset Management LLC(6)	1,971,559	5.1%
900 Larkspur Landing Circle, Suite 165 Larkspur, CA 94939
Named Executive Officers, Directors and Director Nominees
Maury Austin	—	*
Charles Boesenberg(7)	127,023	*
Dawn Callahan(8)	236,372	*
David Cutrer	—	*
Chuck Davis(9)	86,413	*
Mike Finley(10)	52,998	*
David Hagan(11)	1,755,346	4.5%
Peter Hovenier(12)	261,875	*
Terrell Jones(13)	55,015	*
Kathy Misunas	—	*
Derek Peterson(14)	107,664	*
Lance Rosenzweig(15)	29,366	*
Tom Tracey(16)	164,603	*
All executive officers, directors and director nominees as a group (13 persons)	2,876,675	7.4%

*
Less than one percent.

(1)
Unless otherwise indicated, the address for each beneficial owner is c/o Boingo Wireless, Inc., 10960 Wilshire Blvd., 23rd Floor, Los Angeles, CA 90024.

(2)
Based on a Schedule 13G filed with the Securities and Exchange Commission on January 30, 2017. Shares are held by the following subsidiaries: BlackRock (Netherlands) B.V.; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; and BlackRock Investment Management, LLC.

(3)
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2017. Columbia Wanger Asset Management, LLC ("CWAM") does not directly own any shares. As the investment adviser of Columbia Acorn Fund and various other investment companies and managed accounts, CWAM may be deemed to beneficially own the shares reported herein by Columbia Acorn Fund. Accordingly, the shares reported by CWAM include those shares separately reported herein by Columbia Acorn Fund. CWAM disclaims beneficial ownership of any shares.

(4)
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2017. The shares reported include 1,804,317 shares held in customer accounts over which partners and/or employees have discretionary authority to dispose of or direct the disposition of shares, 76,555 shares held in the account of the profit sharing plan, and 256,032 shares held in accounts owned by the partners and their families.

(5)
Based on a Schedule 13D filed with the Securities and Exchange Commission on September 7, 2016. The shares reported include 1,620,678 shares beneficially owned by Legion Partners, L.P. I, 152,312 shares beneficially owned by Legion Partners, L.P. II, and 346,343 shares beneficially owned by Legion Partners Special Opportunities, L.P. IV. Legion Partners Asset Management is the investment advisor of each of Legion Partners, L.P. I, Legion Partners, L.P. II, and Legion Partners Special Opportunities, L.P. IV. Each of Christopher Kiper, Bradley Vizi and Raymond White, as a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, may be deemed the beneficial owner of the (i) 1,620,678 Shares owned by Legion Partners, L.P. I, (ii) 152,312 Shares owned by Legion Partners L.P. II, and (iii) 346,343 Shares owned by Legion Partners Special Opportunities, L.P. IV. Each of the Reporting Persons to the Schedule 13D specifically disclaims beneficial ownership of the securities reported therein that are not directly owned by such Reporting Person, except to the extent of their pecuniary interest therein.

(6)
Based on a Schedule 13G filed with the Securities and Exchange Commission on March 20, 2017. Park West Asset Management LLC ("PWAM") is the investment manager to Park West Investors Master Fund, Limited ("PWIMF"), a Cayman Islands exempted company, and Park West Partners International, Limited ("PWPI"), a Cayman Islands exempted company. Peter S. Park is the sole member and manager of PWAM. PWIMF held 1,743,946 shares and PWPI held 227,613 shares.

(7)
Represents 79,023 shares held by Mr. Boesenberg and 48,000 shares issuable to Mr. Boesenberg upon exercise of options that are currently exercisable.

(8)
Represents 73,635 shares held by Ms. Callahan, 158,911 shares issuable to Ms. Callahan upon exercise of options that are currently exercisable, and 3,826 shares issuable to Ms. Callahan upon vesting of restricted stock units within 60 days of March 20, 2017.

(9)
Represents 50,413 shares held by Mr. Davis and 36,000 shares issuable to Mr. Davis upon exercise of options that are currently exercisable.

(10)
Represents 52,998 shares held by Mr. Finley.

(11)
Represents 596,853 shares held by Mr. Hagan and 1,158,493 shares issuable to Mr. Hagan upon exercise of options that are currently exercisable.

(12)
Represents 110,542 shares held by Mr. Hovenier and 151,333 shares issuable to Mr. Hovenier upon exercise of options that are currently exercisable.

(13)
Represents 55,015 shares held by Mr. Jones.

(14)
Represents 53,838 shares held by Dr. Peterson, 50,000 shares issuable to Dr. Peterson upon exercise of options that are currently exercisable, and 3,826 shares issuable to Dr. Peterson upon vesting of restricted stock units within 60 days of March 20, 2017.

(15)
Represents 29,366 shares held by Mr. Rosenzweig.

(16)
Represents 50,361 shares held by Mr. Tracey, 111,111 shares issuable to Mr. Tracey upon exercise of options that are currently exercisable, and 3,131 shares issuable to Mr. Tracey upon vesting of restricted stock units within 60 days of March 20, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

        The Company filed a late Form 4 on behalf of Tom Tracey on April 11, 2017 covering a sales transaction in connection Mr. Tracey's 10b5-1 Plan that was not reported on a timely basis. Other than this transaction, we believe that during the fiscal year ended December 31, 2016, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements. In making these statements, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

        As provided by our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving in advance any related party transaction. Neither the Board of Directors nor the Audit Committee has adopted specific policies or guidelines relating to the approval of related party transactions. The members of our Audit Committee determine whether to approve a related party transaction in the exercise of their fiduciary duties as directors.

RELATED PARTY TRANSACTIONS

        In addition to the compensation arrangements with directors and named executive officers described elsewhere in this proxy statement, since January 1, 2016, there has not been a transaction or series of related transactions in which we were or are a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

INDEMNIFICATION AGREEMENTS

        We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

DIRECTOR COMPENSATION

Cash Compensation

        Non-employee directors of the Company are eligible for paid compensation for services provided as a director. Each member of our Board of Directors who was not an employee was paid an annual retainer for 2016 service of $35,000. In addition, Board members were paid additional annual retainer amounts in 2016 for specified service, as follows:

  •
  $15,000 for service as the lead independent director of our Board of Directors;

  •
  $24,000 for service as the chair of our Audit Committee;

  •
  $15,000 for service as the chair of our Compensation Committee;

  •
  $15,000 for service as the chair of our Steering Committee;

  •
  $7,500 for service as the chair of our Nominating and Corporate Governance Committee;

  •
  $7,500 for service as the chair of our Cybersecurity Committee;

  •
  $10,000 for service (other than as the chair) on our Audit Committee;

  •
  $7,500 for service (other than as the chair) on our Compensation Committee;

  •
  $7,500 for service (other than as the chair) on our Steering Committee;

  •
  $4,000 for service (other than as the chair) on our Nominating and Corporate Governance Committee; and

  •
  $4,000 for service (other than as the chair) on our Cybersecurity Committee.

        The non-employee members of our Board of Directors are also eligible for reimbursement of reasonable out-of-pocket travel expenses incurred in attending Board and committee meetings.

Equity-Based Compensation

        Our equity compensation program for non-employee directors provides for the grant of restricted stock units ("RSUs") and is comprised of both an initial equity award upon joining our Board of Directors and annual equity awards in connection with each annual meeting of our stockholders.

  •
  Initial Equity Award—Each new non-employee director joining our Board will receive a one-time RSU award covering a number of shares equal to the quotient obtained by dividing $200,000 by the average of the closing sales price of our common stock for the five consecutive trading days prior to the date of grant (rounded down to the next whole number of shares of our common stock). The RSUs will vest 33 1/3% per year over a three-year period of continuous service. In addition, such RSUs will vest in full upon the earlier of (a) the occurrence of a change in control on or before the date the director's service with us terminates, or (b) the day immediately prior to our first regular annual meeting of stockholders that occurs in the third year following the date of grant.

  •
  If the non-employee director is elected to our Board of Directors, the grant will be made on the date the non-employee director becomes elected to the Board of Directors.

  •
  If the non-employee director is instead appointed to our Board of Directors, the grant will be made on the first Tuesday of the month occurring after the date the non-employee director was appointed to the Board of Directors; provided, however, that if such date occurs during a blackout period as determined under the Company's Insider Trading Policy, the effective date of the grant will be the next occurring Tuesday that is not in a blackout period.

  •
  Annual Equity Award—Following the conclusion of each regular annual meeting of stockholders, each continuing non-employee director will receive a RSU award covering a number of shares equal to the quotient obtained by dividing $120,000 by the average of the closing sales price of our common stock for the five consecutive trading days prior to the date of grant. In addition to the foregoing, the lead independent director of our Board of Directors will receive a RSU award covering a number of shares equal to the quotient obtained by dividing $66,000 by the average of the closing sales price of our common stock for the five consecutive trading days prior to the date of grant. Such RSUs will vest in full upon the earliest of (a) the first anniversary of the date of grant, (b) the occurrence of a change in control on or before the date the director's service with us terminates, or (c) the day immediately prior to our first regular annual meeting of stockholders that occurs in the year following the date of grant.

        The following table sets forth information about the compensation of each person who served as a director during the 2016 fiscal year, other than a director who also served as a named executive officer.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($)(1)(2)(3)	Total ($)
Maury Austin(4)	26,308	215,969	242,277
Charles Boesenberg	89,000	198,323	287,323
David Cutrer(4)	24,846	215,969	240,815
Chuck Davis	50,000	127,950	177,950
Mike Finley	42,500	127,950	170,450
Terrell Jones	56,500	127,950	184,450
Kathy Misunas(5)	21,900	201,141	223,041
Lance Rosenzweig	45,000	127,950	172,950

(1)
The amounts in this column represent the aggregate grant date fair value of stock awards granted to the non-employee director in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Notes 2 and 14 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the assumptions made by the Company in determining the grant date fair value of its equity awards.

(2)
As of December 31, 2016, the above-listed non-employee directors held outstanding RSUs under which the following number of shares of our common stock are issuable: Maury Austin—26,178; Charles Boesenberg—23,250; David Cutrer—26,178; Chuck Davis—15,000; Mike Finley—21,993; Terrell Jones—22,668; Kathy Misunas—22,831; and Lance Rosenzweig—31,076.

(3)
As of December 31, 2016, the above-listed non-employee directors held outstanding vested options to purchase the following number of shares of our common stock: Charles Boesenberg—48,000 and Chuck Davis—36,000. These options were granted prior to 2013, when the equity component of our non-employee director compensation program provided for options rather than RSUs.

(4)
Messrs. Austin and Cutrer were appointed to our Board of Directors effective June 1, 2016.

(5)
Ms. Misunas was appointed to our Board of Directors effective June 9, 2016.

Non-Employee Director Stock Ownership Guidelines

        In January 2016, our Compensation Committee adopted stock ownership guidelines for our non-employee directors and our named executive officers. The ownership guidelines provide for a three year transition period from their adoption, and will require that our non-employee directors hold shares and share equivalents equal in value to three times their annual retainer. For purposes of the stock ownership guidelines, vested RSUs and vested and in-the-money options will be counted toward the applicable requirement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This compensation discussion and analysis, which reviews and discusses our compensation programs and policies for our 2016 named executive officers should be read together with the compensation tables and related disclosures included below. It contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding our compensation decisions and programs.

        Our "named executive officers" for 2016 include:

  •
  David Hagan, our Chief Executive Officer;

  •
  Peter Hovenier, our Chief Financial Officer;

  •
  Dawn Callahan, our Chief Marketing Officer;

  •
  Derek Peterson, our Chief Technology Officer; and

  •
  Tom Tracey, Senior Vice President of Operations.

Executive Summary

2016 Performance Highlights

        Highlights of the Company's performance in 2016 included the following:

  •
  Revenue of $159.3 million, which was an increase of 14.1% over 2015 revenue.

  •
  Adjusted EBITDA of $40.8 million, which was an increase of 37.7% over 2015 Adjusted EBITDA1.

  •
  Free cash flows of $7.9 million compared to $(4.5) million for 20151.

  •
  Signed 38 new venues to the Company network and 43 Tier 1 carrier agreements.

  •
  High-speed Wi-Fi and IPTV covered 312,000 beds on 58 U.S. military bases at the end of 2016 compared to 244,000 beds on 49 U.S. military bases at the end of 2015.

2016 Executive Compensation Overview

        Our Compensation Committee made significant changes to the long-term incentive compensation component of our executive compensation program during fiscal 2016. Based on a combination of business strategy considerations, stockholder input and compensation design review, our Compensation Committee repositioned the equity compensation for our named executive officers to establish a strong focus on growing our business over the next three years.

        In connection with this repositioning, our Chief Executive Officer and Chief Financial Officer each agreed to delay the vesting of their restricted stock unit awards ("RSUs") granted in fiscal years 2014 and 2015. This change, which imposes increased risk of forfeiture on the awards, essentially converted the portion of the RSUs that remained unvested into awards that cliff vest at the end of their respective three-year vesting terms. In addition, and in consideration of this change to their outstanding RSUs, our Compensation Committee determined in early 2016 to grant each of Mr. Hagan and Mr. Hovenier RSUs that encompass the number of shares each officer might otherwise have been granted during the 2016-2018 period, with all of these award shares eligible to "cliff" vest at the end of their three-year terms in 2019 (subject to satisfaction of the applicable service-based and

1
Please refer to Exhibit 99.1 of our Form 8-K filed with the SEC on March 7, 2017 for a reconciliation of non-GAAP measures to GAAP measures.

performance-based vesting conditions). We refer to the 2016 RSUs for Messrs. Hagan and Hovenier as the "3-Year Awards".

        In addition, our Compensation Committee enhanced the performance-basis of our long-term incentive program, including with respect to the 3-Year Awards, in several respects:

  •
  It increased the portion of the awards granted to each of our named executive officers that are performance-based from one-third to 50% of the aggregate grant value so that the 2016 equity awards for all of our named executive officers are 50% time-based RSUs and 50% (at-target) performance-based RSUs. This change had the corresponding effect of reducing the portion of RSUs that vest based on continued service alone from two-thirds to 50%;

  •
  The 2016 performance-based RSUs granted to our named executive officers included an Adjusted EBITDA margin objective, in addition to the revenue objective that had been the sole performance objective used in 2015; and

  •
  It lengthened the applicable performance period from one to two fiscal years.

        Additional highlights for our fiscal 2016 executive compensation programs are:

  •
  The base salaries of our named executive officers were increased between 3% to 8% to account for cost of living increases, achieve certain pay equity objectives and more closely align certain executives with the 50th percentile for total cash compensation of our peer group;

  •
  Our Compensation Committee determined that revenue and Adjusted EBITDA objectives remained appropriate performance goals applicable to our cash-based annual management incentive compensation plan. The revenue and Adjusted EBITDA objectives were originally selected based on the desire to strongly encourage responsible revenue growth with profitability during the year while continuing to focus on our long-term strategy of monetizing our high-density wireless networks, including DAS and Wi-Fi networks; and

  •
  Cash bonuses were paid under the annual management incentive compensation plan at 95% of target based upon the pre-established performance goals for 2016 (revenue and Adjusted EBITDA), which our Compensation Committee determined to be an appropriate level in light of the Company achieving the financial objectives and growing the Company's business.

        See below in "Elements of Compensation" for more detailed discussion of these components of our fiscal 2016 executive compensation program.

Post-2016 Compensation Highlights

        In our continued effort to respond to input we receive from our stockholders, in early 2017 our Compensation Committee determined that a new performance objective consisting of free cash flow would be added to our cash-based annual management incentive compensation plan for fiscal 2017, and that the weightings of the three performance objectives (revenue, Adjusted EBITDA and free cash flow) would also be adjusted. For fiscal 2017, cash bonuses under the management incentive compensation plan will be paid based on achievement of the three objectives, with the following weightings: 45% for both revenue and Adjusted EBITDA and 10% for free cash flow.

Corporate Governance Considerations

        In January 2016, the Company adopted stock ownership guidelines to reinforce its belief that executives who believe in the future of the Company should have meaningful equity holdings in the Company. The ownership guidelines provide for a three-year transition period from their adoption, and will require that our directors hold shares and share equivalents equal in value to three times their annual retainer and that each of our executive officers hold shares and share equivalents equal in value to a multiple of base salary, specifically, six times base salary for our Chief Executive Officer and one times base salary for each of our other executive officers. For purposes of the stock ownership guidelines, vested RSUs and vested and in-the-money options will be counted toward the applicable requirement.

Risk Considerations

        As discussed in "Risk Oversight Management" above, the Compensation Committee reviews our compensation programs annually and concluded in 2016 that such programs do not create risks that could be reasonably likely to have a material adverse effect on us.

General Overview and Objectives of our Executive Compensation Programs

        Historically, our compensation programs have aimed to conserve cash while attracting and retaining executive officers who are highly motivated to grow our business in the long term. As with other emerging companies in the wireless industry and the technology sector generally, we emphasize equity compensation, through a mix of time-based and performance-based RSUs, to align the interests of management and stockholders, which we believe motivates the management team to grow the business in the long term. The Compensation Committee believes that the total cash compensation of our named executive officers (including their base salary plus annual incentive bonus) should target the 50th percentile of our selected peer group and that total direct compensation (total cash compensation plus equity awards) should target the 60th percentile of our selected peer group.

        We recognize that our success depends to a great degree on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, we designed, and intend to modify as necessary, our compensation and benefits program and philosophy in order to attract, retain and motivate talented, highly qualified and committed executive officers who share our business goals and corporate values. In doing so, we strive to reward achievement of clear, easily measured performance goals that keep our executive officers focused on accomplishing our long-term business objectives, while offering sufficient fixed compensation to remain competitive within our industry and geography. We expect to continue relying on this approach in the future.

        The principal objectives of our executive compensation programs are:

  •
  attracting, retaining and motivating talented and experienced executives;

  •
  rewarding executives whose knowledge, skills and performance are critical to and demonstrably contribute to our success and strategic goals; and

  •
  incentivizing our executives to manage our business as a team.

Role of the Compensation Committee, Board of Directors and Management in Setting Executive Compensation

        In general, our Compensation Committee makes compensation decisions regarding our named executive officers. During 2016, Messrs. Boesenberg, Cutrer, Davis, and Finley served as the committee members. The Compensation Committee has overall responsibility for overseeing and, together with input from the full Board of Directors as the committee deems appropriate, approving the compensation of our Chief Executive Officer and other executive officers.

        We anticipate that our Chief Executive Officer will continue to make recommendations to our Compensation Committee regarding compensation for other executive officers. However, while our Compensation Committee will consider our Chief Executive Officer's recommendations, it need not adopt these recommendations and may adjust them as it deems appropriate together with input from the full Board of Directors. The committee has authority to approve all compensation decisions regarding our executive officers, although our Board of Directors also retains concurrent authority. The committee may from time to time refer matters to the entire Board of Directors in order to obtain input from other directors prior to making a decision and, if appropriate, may submit matters for approval by the full Board of Directors. Other executive officers, including our Chief Financial Officer and our Senior Vice President Human Resources, participate in Compensation Committee meetings from time to time, primarily to present information to the Committee.

Independent Compensation Consultant and Peer Group

        Our Compensation Committee has the authority to engage the services of outside consultants and advisors to assist it in making decisions regarding our executive compensation programs. In early 2014, the Compensation Committee retained The Croner Company to advise the Committee regarding the compensation of our executive officers and non-employee directors, replacing our former compensation consultant, Compensia. The Compensation Committee believed that The Croner Company's deep expertise in the technology industry would provide the Committee with relevant and targeted advice.

        To assist the Compensation Committee in evaluating the different components of compensation to be paid to our named executive officers, the Compensation Committee relies on compensation data from a group of peer companies developed with the assistance of The Croner Company. The direction of the Compensation Committee in setting a peer group for 2016 was to include companies within 40% to 250% of the Company's revenue and with a market cap between $50 million and $4 billion, with similar or relevant business models and technology and communications companies located in our geographic area. For 2016 compensation decisions, the Compensation Committee relied on the following peer group of companies:

• California Amplifier Incorporated	• MaxLinear, Inc.
• Constant Contact, Inc.	• Numerex Corp.
• GoGo, Inc.	• ReachLocal, Inc.
• GTT Communications, Inc.	• RealPage, Inc.
• Inteliquent, Inc.	• RealD Inc.
• Internap Corp.	• Ruckus Wireless, Inc.
• j2 Global, Inc.	• SolarWinds, Inc.
• Limelight Networks, Inc.	• Sonus Networks, Inc.
• LogMeIn, Inc.	• Spok Holdings, Inc.
• Lumos Networks Corp.	• Synchronoss Technologies, Inc.

        The compensation data from the peer group of companies developed with The Croner Company is used in evaluating our executive compensation program. Our Compensation Committee previously made the decision that the total cash compensation of our named executive officers (including their base salary plus annual incentive target bonus) should generally target the 50th percentile of our selected peer group and that total direct compensation (total cash compensation plus the grant date value of annual equity awards) should generally target the 60th percentile of our selected peer group compensation data. Our Compensation Committee generally remained focused for 2016 compensation decisions on these same targets, although it recognized that its decision to grant the 3-Year Awards to our Chief Executive Officer and Chief Financial Officer will skew this result for each officer for the period between 2016 through 2018.

Elements of Compensation

        Our executive compensation program currently includes the following components:

  •
  annual base salary;

  •
  annual cash incentive bonus;

  •
  equity-based awards, including both time-based and performance-based awards; and

  •
  certain benefits upon involuntary termination of employment under specified circumstances.

        The weight of each of these components has not to date been determined by any particular formula, although our overall mix of total compensation has historically emphasized and continues to emphasize equity-based awards for their long-term incentive and retention value. The specific mix of components has been and will continue to be within the discretion and business judgment of our Board of Directors and the Compensation Committee, which have placed greater emphasis on the dynamics within and strategic direction of the Company and to considerations specific to the individual holding a particular executive position than on general market data.

        The following table provides a breakdown for 2016 compensation for our named executive officers between fixed and variable compensation. Fixed compensation is comprised of annual base salary and time-based equity awards, as it does not vary based on the Company's performance, whereas variable compensation is comprised of annual cash incentive bonuses and performance-based awards, as the value of both components is inherently tied to the Company's performance.

Named Executive Officer	Fixed Compensation (%)	Variable Compensation(1) (%)
David Hagan	50%	50%
Peter Hovenier	51%	49%
Dawn Callahan	58%	42%
Derek Peterson	58%	42%
Tom Tracey	58%	42%

(1)
Includes annual cash incentive bonus and performance-based equity awards at target levels.

  Base Salary

        We provide a base salary to our named executive officers to compensate them for services rendered on a day-to-day basis during the year and to provide sufficient fixed cash compensation to allow them to focus on their ongoing responsibilities. The base salaries of all executive officers are reviewed annually and adjusted when necessary to reflect individual roles and performance as well as market conditions. In connection with the Compensation Committee's annual review process in January 2016, the base salaries of our named executive officers were each increased for 2016, to account for both an increase in the cost of living, to address certain internal pay equity issues, and to more closely align the executives with the 50th percentile for total cash compensation of our peer group (bringing our named executive officers from 95% of the 50th percentile to 98%). The named executive officers received a base salary increase ranging from 3% to 8%, with Dr. Peterson receiving the largest increase at 8% to position him at 9% of the 50th percentile of our peer group. The actual base salary increases that our named executive officers received are as follows: Mr. Hagan's base salary was increased from $500,000 to $515,000; Mr. Hovenier's base salary was increased from $324,000 to approximately $337,000; Ms. Callahan's base salary was increased from $276,000 to approximately $284,000; Dr. Peterson's base salary was increased from $275,000 to $297,000; and Mr. Tracey's base salary was increased from $268,000 to approximately $276,000.

  Annual Cash Incentive Bonuses

        We use annual cash incentive bonuses to reward our named executive officers for the achievement of company performance goals. Each year, we adopt new corporate financial objectives under our management incentive compensation plan to motivate and reward our senior executives, including our named executive officers, to attain specific short-term performance objectives that, in turn, further our long-term business objectives. These objectives are based upon corporate targets, rather than individual objectives. In setting target payout levels under our management incentive compensation plan, our Compensation Committee considered historical payouts, the total cost to the company should performance objectives be achieved and our retention needs. The Compensation Committee retains discretion to reduce or eliminate payment under our management incentive compensation plan.

        For 2016, the performance goals under our management incentive compensation plan included revenue and Adjusted EBITDA, the same two corporate financial objectives as in the prior year. For each goal in 2016, we established a threshold and a maximum achievement level, as well as a weighting as a proportion of the total bonus objective. The revenue and Adjusted EBITDA objectives were originally selected based on the desire to strongly encourage responsible revenue growth with profitability during the year as well as continued focus on our long-term strategy of monetizing our high-density wireless networks, including DAS and Wi-Fi networks. For 2016, the Compensation Committee determined it would be appropriate to weight revenue at 80% and Adjusted EBITDA at 20%, which was the same as the prior year. In connection with our continued efforts to respond to input we receive from our stockholders, for our 2017 management incentive compensation plan our Compensation Committee determined that a third performance objective consisting of free cash flow would be added to the two objectives utilized in 2016. In addition, the Compensation Committee reallocated the weightings of the performance objectives so that 2017 cash bonuses will be paid based on the following weightings: 45% for both revenue and Adjusted EBITDA and 10% for free cash flow.

        For the 2016 cash bonuses, each financial target, achievement of the target equates to 100% of the bonus payout. With respect to the revenue objective, underachievement at the floor of 90% of the financial target results in a bonus payout of 50% for the objective and overachievement at 110% results in a bonus payout of 150% for the objective. For the Adjusted EBITDA objective, underachievement at the floor of 70% of the financial target results in 50% of the bonus payout for the objective and overachievement at 120% results in a bonus payout of 150% for the objective. Below the floor levels of each of the financial targets, there is no bonus payout. In the event of any under or overachievement, straight line interpolation is applied from target levels.

        Target bonuses for our named executive officers under the 2016 plan were as follows:

Named Executive Officer	Target Bonus ($)	Percentage of Base Salary
David Hagan	$515,000	100%
Peter Hovenier	$253,000	75%
Dawn Callahan	$156,000	55%
Derek Peterson	$163,000	55%
Tom Tracey	$152,000	55%

        The relative weighting of each financial objective, together with 2016 target levels, actual achievement, and the percentage of target achieved, is as follows:

Financial Objective	Relative Weighting	2016 Target Level Achievement	Actual 2016 Achievement Metrics	% of Target Achieved
Revenue	80%	$162,400,000	$159,344,000	98	%(1)
Adjusted EBITDA(2)	20%	$39,000,000	$40,798,000	105%

(1)
For 2016, the revenue portion of the annual incentive bonus was determined and paid on a quarterly basis, with the following target levels of achievement, weightings and actual achievement:

Applicable Quarter	Relative Weighting	Target Level Achievement	Actual Achievement	% of Target Achieved
1	16%	$32,480,000	$34,499,000	106%
2	18%	$36,540,000	$39,075,000	107%
3	22%	$44,660,000	$40,796,000	91%
4	24%	$48,720,000	$44,974,000	92%
(2)
For a discussion of Adjusted EBITDA, see footnote 1 to "Selected Financial Data" included in our Annual Report on Form 10-K.

        In February 2017, our Compensation Committee determined the achievement of the financial objectives applicable under the management incentive compensation plan for 2016 at a 95% level, resulting in bonus payouts as follows: Mr. Hagan—$488,130; Mr. Hovenier—$239,867; Ms. Callahan—$147,982; Dr. Peterson—$154,827; and Mr. Tracey—$143,794. The portion of these amounts attributable to revenue were paid on a quarterly basis; any remaining unpaid amounts, including the portion attributable to Adjusted EBITDA, were paid following the end of the calendar year.

  Equity-Based Awards

        We believe that equity-based awards encourage our named executive officers to focus on the long-term performance of our business. Our Compensation Committee grants equity awards to executives and other employees in order to enable them to participate in the long-term appreciation of our stock price. Additionally, we believe our equity awards provide an important retention tool for our named executive officers, as they are subject to multi-year vesting.

        While we have, in the past, granted equity-based awards in the form of stock options, our current grant practices utilize time-based and performance-based RSUs. We believe that RSUs are the appropriate form of equity award for our Company in the current competitive conditions in the wireless industry for which we compete for executive talent, and allow us to both retain current employees and compete in the market when hiring new employees and provide employees a more tangible benefit and while limiting dilution to the Company.

        In late 2015, our Board and Compensation Committee began formulating a strategic plan that would focus the Company on our long-term growth strategy, with the particular goal of driving toward, and focusing management's attention on achieving, the desired level of Company growth and profitability over the following three years. At the same time, as a result of contemporaneous outreach and engagement with our stockholders, we received input from certain of our stockholders about sales of our common stock in the market by our Chief Executive Officer and Chief Financial Officer to cover taxes arising upon vesting of equity awards. This combination of business strategy considerations, stockholder input and compensation design review resulted in our Compensation Committee making several significant changes in early 2016 to the long-term equity award components of our executive compensation programs, in particular with respect to equity awards for our Chief Executive Officer and our Chief Financial Officer.

        First, in response to the stockholder input regarding market sales by our senior management, it approved the restructuring of outstanding equity awards granted to our Chief Executive Officer and Chief Financial Officer in 2014 and 2015 to delay interim vesting dates for such awards until the final vesting date applicable to each award. This eliminated their need to sell shares to cover tax withholding obligations arising in connection with the interim vesting dates and decreased the frequency with which our Chief Executive Officer and Chief Financial Officer would need to sell shares of our common stock in the market. In connection with this equity award restructuring and to support the tax position on which the restructuring was based, we entered into an agreement with each officer whereby he accepted the increased risk of forfeiture resulting from the delayed vesting in consideration for receiving 2016 long-term incentive awards that encompass the number of shares that might otherwise have been granted in annual installments over 2016, 2017 and 2018. We refer to each of these awards as a 3-Year Award.

        Specifically, Messrs. Hagan and Hovenier each agreed, effective as of February 1, 2016, to extend the vesting that applied to his previously-granted time-based and performance-based RSUs such that portions of RSUs granted to each officer in 2014 and scheduled to vest in quarterly installments between June 2016 and March 2017 would instead "cliff vest" on March 1, 2017, and the portions of RSUs granted in 2015 and scheduled to vest in quarterly installments between June 2016 and March 2018 would instead "cliff vest" on March 1, 2018.

        Second, our Compensation Committee in January 2016 approved for each of Messrs. Hagan and Hovenier new 3-Year Awards in the form of RSUs, each of which are eligible to vest on February 1, 2019, subject to satisfaction of specified time-based and performance-based conditions. These 3-Year Awards are intended to be the only long-term equity awards each executive officer will receive until 2019. The 3-Year Awards were equally portioned between time-based RSUs (50% of the grant value) and performance-based RSUs (50% of the grant value based upon at-target performance), increasing the portion of our long-term incentive awards that are performance-based from one-third to 50%. Correspondingly, the number of RSUs that vest based solely on continued service decreased from two-thirds of the grant value to 50%.

        The performance-based RSUs are subject to two equally-weighted performance objectives: 50% of the at-target value is based upon achieving specified average revenue growth over a two-year period ending on December 31, 2017, as compared with revenue in the year ending on December 31, 2015, and 50% is based upon Adjusted EBITDA margin targets, measured at the end of 2017. This structure has the effect of lengthening the performance period that applies to our long-term incentive awards from one year to two years and also adding an additional performance objective. The performance objectives are subject to under- or over- achievement on a sliding scale, with 50% of the target number of shares vesting on achievement of the minimum performance objectives, and up to a maximum of 150% of the target number of shares vesting upon maximum achievement, with straight-line interpolation applied between performance increments. Following achievement of the revenue growth and Adjusted EBITDA margin performance objectives to establish the number of RSUs eligible to vest, Messrs. Hagan and Hovenier must remain in service through February 1, 2019 in order to vest in such number of RSUs.

        Mr. Hagen's 3-Year Awards, which provide for the issuance of up to 1,462,987 shares of common stock assuming satisfaction of the continued service requirements and maximum achievement of the performance-based targets, was approved in two tranches as a result of the annual limit of 1,000,000 shares per year that can be granted to an individual employee under the Company's 2011 Equity Incentive Plan. Our Compensation Committee approved the first tranche of up to 1,000,000 shares in early 2016, and our Board approved the second tranche of up to 462,987 shares subject to Mr. Hagan's performance-based 3-Year Award in early 2017. Because the Company committed in 2016 to grant Mr. Hagan the 3-Year Awards, including as part of the consideration promised for his agreement to extend the vesting of his 2014 and 2015 equity awards, the full value of his 3-Year Awards are treated as 2016 equity grants for financial statement purposes, although a portion of the shares subject to his performance-based 3-Year Award required approval in 2017.

        Finally, our Compensation Committee continued in 2016 to push our long-term incentive program for all our executive officers toward a longer-term and stronger growth model by making several design changes to the RSUs granted in 2016 compared to those granted in 2015. This design approach for the entire senior management team is similar to the 2016 RSUs granted to our Chief Executive Officer and Chief Financial Officer, but without imposing the three-year cliff vesting on the awards granted to other executive officers. First, as with the 3-Year Awards, the 2016 RSUs granted to our other executive officers increased the portion of the awards that are performance-based from one-third of the aggregate grant value to 50% of the aggregate grant value so that the 2016 awards granted to all of our named executive officers are 50% time-based RSUs and 50% (at-target) performance-based RSUs. Second, as with the 2016 performance-based RSUs granted to our Chief Executive Officer and Chief Financial Officer, the 2016 performance-based RSUs granted to our other named executive officers added an Adjusted EBITDA margin objective and lengthened the applicable performance period from one to two fiscal years. The RSU grants to Ms. Callahan, Dr. Peterson and Mr. Tracey, however, are not subject to vesting only at the end of 2019. Instead, the 2016 time-based RSUs began vesting in 12 equal quarterly installments on May 1, 2016, subject to each executive officer's continued service through each vesting date, and the 2016 performance-based RSUs will vest as to 66 2/3% of the RSUs that become eligible to vest based on performance on the date in 2018 on which our Compensation Committee determines the achievement, an additional 8 1/3% of such RSUS will vest on May 1, 2018, and an additional 8 1/3% of such RSUs will vest upon the executive officer's completion of an additional quarter of continuous service thereafter.

        The actual number of 2016 time-based RSUs and 2016 performance-based RSUs (at target) granted (or in the case of Mr. Hagan, committed to) to each of our named executive officers is as follows:

Executive Officer	Aggregate Number of RSUs (at target)	Time-Based Vesting RSUs	Performance- Based Vesting RSUs (at target)
David Hagan	1,170,390	585,195	585,195
Peter Hovenier	780,260	390,130	390,130
Dawn Callahan	66,688	33,344	33,344
Derek Peterson	66,688	33,344	33,344
Tom Tracey	50,016	25,008	25,008

        Our Compensation Committee recognized that its determination in 2016 to grant the 3-Year Awards to our Chief Executive Officer and our Chief Financial Officer would result in the entire value of the awards being reflected as compensation in our Summary Compensation Table for fiscal year 2016 under applicable disclosure rules. Correspondingly, even though these awards also cover fiscal years 2017 and 2018, no value related to these awards will be reflected in our Summary Compensation Table for those later years. With respect to the decision-making process of our Compensation Committee, it is important to understand that the committee views the value of the 3-Year Awards as being allocated in equal amounts to each of the three fiscal years covered by the awards. That approach informed the Compensation Committee's analysis when it considered and determined during 2016 the compensation decisions for Messrs. Hagan and Hovenier, including as it reviewed the applicable market data. It informed in the same manner the Compensation Committee's analysis during 2017 (with no additional equity awards being granted to either executive officer), and we expect that it will have the same impact on the Compensation Committee's decision-making process during 2018. Footnote 1 to the Summary Compensation Table contains an alternative "summary compensation table" including only the portion of the 3-Year Awards that relate to 2016 under the Compensation Committee's approach. When compared to the 2016 peer group market data, the compensation reflected in the alternative summary compensation table results in Mr. Hagan's total direct compensation being slightly above the 60th percentile of the 2016 peer group market data and Mr. Hovenier's total direct compensation being above the 60th percentile of our 2016 peer group market data. The extent to which Mr. Hovenier's total direct compensation exceeds the targeted 60th percentile point results from an adjustment to his compensation undertaken in 2015, largely driven by internal pay equity consideration.

        We do not have, nor do we plan to establish, any program, plan or practice to time equity award grants in coordination with releasing material non-public information, nor do we have any established grant schedule.

  Severance and Change of Control Benefits

        Our Board of Directors believes that it is necessary to offer senior members of our executive team severance benefits to ensure that they remain focused on executing our strategic plans, including in the event of a proposed or actual acquisition. We have entered into employment agreements with our named executive officers to provide them with additional severance benefits upon an involuntary termination of employment under specified circumstances prior to and following a change of control. The terms of these agreements are described below in "Severance or Employment Agreements."

        Additionally, the 2016 RSUs granted to Messrs. Hagan, Hovenier and Tracey and Ms. Callahan provide that if the officer were to be involuntarily terminated outside the change of control context, then they would be treated as vested in a number of shares underlying the award equal to the sum of the number of shares applying a monthly pro-rata vesting over the 3-year overall vesting schedule (with the performance-based RSUs determined at 100% of target if before the date performance has been determined to be achieved, and at the actual level of achievement if after such date), plus in Mr. Hagan's case an additional 24 months of vesting, in Mr. Hovenier's case an additional 12 months of vesting or in Ms. Callahan's, Dr. Peterson's or Mr. Tracey's case, an additional 9 months of vesting. Upon an involuntary termination in connection with a change of control, each officer would be entitled to full vesting of these awards, with achievement of the performance-based award deemed to be at-target if the transaction occurred prior to the end of the two-year performance period and at the actual achievement level if the transaction occurred during 2018.

  Perquisites

        We do not provide any significant perquisites or other personal benefits to our named executive officers.

  Benefits

        We provide the following benefits, which we believe are typical of the companies with which we compete for employees, to our named executive officers on the same basis provided to all of our employees:

  •
  health, dental and vision insurance;

  •
  life insurance and accidental death and dismemberment insurance;

  •
  a 401(k) plan;

  •
  an employee assistance plan;

  •
  short and long-term disability insurance;

  •
  a medical and dependent care flexible spending account; and

  •
  a health savings account.

Tax Considerations

        We do not provide any tax gross-ups to our executive officers or directors.

        Section 162(m) of the Code limits deductibility of certain compensation to $1.0 million per year for the Chief Executive Officer and the three other executive officers (other than the Chief Financial Officer) who are highest paid and employed at year-end. If certain conditions are met, performance-based compensation may be excluded from this limitation. The stock options we have granted to named executive officers to date are designed to qualify as performance-based compensation for purposes of Section 162(m). We expect that a portion of our compensation amounts related to performance-based RSUs will not be fully deductible as a result of the Section 162(m) limitations.

        While our Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, our Compensation Committee may exercise discretion to pay nondeductible compensation if following the requirements of Section 162(m) is not feasible in light of all strategic goals, contractual commitments and such other factors as our Compensation Committee considers in its judgment appropriate.

COMPENSATION COMMITTEE REPORT(1)

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

        Submitted by the following members of the Compensation Committee:

Charles Boesenberg David Cutrer Chuck Davis Mike Finley

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Boingo Wireless under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2016 SUMMARY COMPENSATION TABLE

        The following table provides information regarding the compensation of our "principal executive officer," our "principal financial officer," and our next three most highly compensated executive officers during the 2016 fiscal year. We refer to these individuals as our "named executive officers."

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
David Hagan	2016	515,000	7,174,491	488,130	7,950	8,185,571
Chief Executive Officer	2015	500,000	1,704,030	514,908	7,800	2,726,738
	2014	463,500	1,825,531	368,398	7,650	2,665,079
Peter Hovenier	2016	337,000	4,782,994	239,867	7,950	5,367,811
Chief Financial Officer	2015	324,000	1,136,022	250,593	7,800	1,718,415
	2014	309,000	912,765	184,199	7,650	1,413,614
Dawn Callahan	2016	284,000	408,797	147,982	7,950	848,729
Chief Marketing Officer	2015	276,000	473,338	156,100	7,800	913,238
	2014	260,000	304,253	113,659	7,650	685,562
Derek Peterson(4)	2016	297,000	408,797	154,827	7,950	868,574
Chief Technology Officer
Tom Tracey	2016	276,000	306,598	143,794	7,950	734,342
Senior Vice President,	2015	268,000	378,669	151,682	7,800	806,151
Operations	2014	260,000	304,253	113,659	7,650	685,562

(1)
The amounts in this column represent the aggregate grant date fair value of stock awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Notes 2 and 14 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the assumptions made by the Company in determining the grant date fair value of its equity awards. In accordance with SEC rules, the grant date fair value of any award subject to a performance condition is based on the probable outcome of the performance conditions. In 2016, each named executive officer was granted (or in the case of Mr. Hagan, committed to) both performance-based RSUs, the vesting of which is contingent upon the Company's achievement of the specified revenue growth and Adjusted EBITDA margin targets, and time-based RSUs, as described in greater detail in the "Equity-Based Awards" section of the "Compensation Discussion and Analysis" beginning on page 25. The grant date fair value of the performance-based RSUs included in the "stock awards" column above assumes the RSUs will become eligible to vest at their "target" level (100%), which the Company determined was the probable outcome for the awards at the time of grant, and is 50% of the total grant date fair value reflected in the "stock awards" column, with the other 50% of the total grant date fair value attributable to the time-based RSUs. The grant date fair value of the performance-based RSUs assuming achievement at the maximum level (150%) is $5,380,868 in the case of Mr. Hagan, $3,587,245 in the case of Mr. Hovenier, $306,598 in the case of each of Ms. Callahan and Dr. Peterson and $229,949 in the case of Mr. Tracey. The 3-Year Awards for Messrs. Hagan and Hovenier cover fiscal years 2016-2018 and the Compensation Committee does not intend that either executive officer will receive any additional equity awards until 2019. Additionally, while a portion of Mr. Hagan's performance-based 3-Year Award was approved by our Board in early 2017, it is treated as a 2016 equity award for financial statement purposes and the grant date fair values included in the table above and in this footnote reflect the full number of shares subject to the performance-based portion of his 3-Year Award (including the portion approved in early 2017). See "Equity-Based Awards" in the "Compensation Discussion and Analysis" above for further details regarding Mr. Hagan's 3-Year Award.

As discussed above in the Compensation Discussion and Analysis, our Compensation Committee considered the 3-Year Awards for Messrs. Hagan and Hovenier as allocated in equal parts to each of the three years they cover, 2016-2018. The following alternative, abbreviated "summary compensation table" presents this allocation for fiscal 2016 (with the value of the 2016 performance-based 3-Year Awards reflecting achievement at their "target" level, as in the above Summary Compensation Table):

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(i)	Non-Equity Incentive Plan Compensation ($)	Total ($)
David Hagan	2016	515,000	2,391,497	488,130	3,394,627
Chief Executive Officer
Peter Hovenier	2016	337,000	1,594,331	239,867	2,171,198
Chief Financial Officer

(i)
Includes one-third of the value of the 3-Year Awards, with the performance-based RSUs awards reflecting "target" level achievement, which the Company determined was the probable outcome for the awards at the time of grant. 50% of the total value reflected in the "stock awards" column relates to performance-based awards (assuming target-level performance) and the other 50% related to the time-based awards.
(2)
Represents amounts paid under our 2016 management incentive compensation plan.

(3)
The amounts shown for 2016 as All Other Compensation include matching contributions made under our 401(k) plan during 2016. The 401(k) contributions are provided to our executive officers on the same basis as that provided to all other regular U.S. employees.

(4)
Dr. Peterson was employed by us, but was not one of our named executive officers in 2014 or 2015. Accordingly, compensation information is only provided for 2016.

2016 GRANTS OF PLAN-BASED AWARDS

        The following table sets forth certain information regarding each plan-based award granted to our named executive officers during our 2016 fiscal year.

											All Other Stock Awards: Number of Shares of Stock or Units (#)
			Estimated Future/Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
												Grant Date Fair Value of Stock Awards(3) ($)
Name	Grant Date	Board Approval Date	Minimum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
David Hagan	N/A	N/A	257,500	515,000	772,500	—	—		—		—	—
	2/1/16	1/22/16	—	—	—	—	—		—		585,195	$3,587,246
	2/1/16	1/22/16	—	—	—	146,298	585,195	(4)	877,792	(4)	—	$3,587,245
Peter Hovenier	N/A	N/A	126,536	253,071	379,607	—	—		—		—	—
	2/1/16	1/22/16	—	—	—	—	—		—		390,130	$2,391,497
	2/1/16	1/22/16	—	—	—	97,532	390,130		585,195		—	$2,391,497
Dawn Callahan	N/A	N/A	78,064	156,127	234,191	—	—		—		—	—
	2/1/16	1/22/16	—	—	—	—	—		—		33,334	$204,399
	2/1/16	1/22/16	—	—	—	8,336	33,344		50,016		—	$204,398
Derek Peterson	N/A	N/A	81,675	163,350	245,025	—	—		—		—	—
	2/1/16	1/22/16	—	—	—		—		—		33,334	$204,399
	2/1/16	1/22/16	—	—	—	8,336	33,344		50,016		—	$204,398
Tom Tracey	N/A	N/A	75,855	151,709	227,564	—	—		—		—	—
	2/1/16	1/22/16	—	—	—	—	—		—		25,008	$153,299
	2/1/16	1/22/16	—	—	—	6,252	25,008		37,512		—	$153,299

(1)
Each named executive officer was granted a non-equity incentive plan award pursuant to our 2016 management incentive compensation plan which is discussed in greater detail in the "Annual Cash Incentive Bonuses" section of the "Compensation Discussion and Analysis," beginning on page 25. The amounts show in the "target" column reflect the target payout under the plan. The target amount is equal to 100% of Mr. Hagan's annual base salary, 75% of Messrs. Hovenier's annual base salary, and 55% of Ms. Callahan's, Dr. Peterson's, and Mr. Tracey's annual base salary. The amounts shown in the "minimum" column reflect the minimum payout of 50% of the target bonus amount if 90% of the revenue and 70% of the Adjusted EBITDA targets are achieved. The amounts shown in the "maximum" column reflect the maximum payout of 150% of the target bonus amount if 110% of the revenue and 120% of the Adjusted EBITDA targets are achieved. The actual amounts paid to each named executive officer are shown in the Summary Compensation Table on page 36.

(2)
Each of our named executive officers was granted (or in the case of Mr. Hagan, committed to) performance-based RSUs under our 2011 Equity Incentive Plan, the vesting of 50% of which is related to the Company's 2016 and 2017 revenue growth and the remaining 50% of which is related to the Company's Adjusted EBITDA margin over the same two-year performance period, as discussed in greater detail in the "Equity-Based Awards" section of the "Compensation Discussion and Analysis," beginning on page 25. The number of RSUs reflected in the table above as the "threshold" amount represents the minimum number of RSUs that will be eligible to vest based on satisfaction of the service-based component with the Company following the performance period (two years for Ms. Callahan, Dr. Peterson, and Mr. Tracey, through February 1, 2019 for Messrs. Hagan and Hovenier) if either the revenue or the Adjusted EBITDA margin targets are met at their minimum achievement level. The number of RSUs reflected in the table above as the "target" requires full achievement of both the revenue and Adjusted EBITDA margin targets and will only vest based on satisfaction of the service-based component with the Company following the performance period. The number of RSUs reflected in the table above as the "maximum" requires overachievement of both the revenue and Adjusted EBITDA margin targets and will only vest based on satisfaction of the service-based component with the Company following the performance period.

(3)
The amounts in this column represent the aggregate grant date fair value of stock awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Notes 2 and 14 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the assumptions made by the Company in determining the grant date fair value of its equity awards. For the performance-based RSUs, the grant date fair value assumes such RSUs will become eligible to vest at their "target" level (100%), which the Company determined was the probable outcome for the awards at the time of grant. The grant date fair value of the performance-based RSUs assuming achievement at the maximum level (150%) is set forth in footnote 1 to the Summary Compensation Table on page 36.

(4)
Represents the full number of shares subject to Mr. Hagan's performance-based 3-Year Award, although a portion of the grant was approved by our Board in 2017.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

        The following table sets forth information regarding each unexercised option and all unvested RSUs held by each of our named executive officers as of December 31, 2016.

        The vesting schedule applicable to each outstanding award is described in the footnotes to the table below. For information regarding the vesting acceleration provisions applicable to the options and RSUs held by our named executive officers, please see the section titled "2016 Potential Payments Upon Termination or Change in Control" below.

			Option Awards				Stock Awards
Name	Date of Grant	Initial Vesting Date	Number of Securities Underlying Unexercised Options— Vested (#)	Number of Securities Underlying Unexercised Options— Unvested (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
David Hagan	03/07/07	03/07/08	55,780	—	$1.40	03/07/17	—		—	—		—
	08/21/07	08/21/08	692,716	—	$1.40	08/21/17	—		—	—		—
	12/31/09	12/31/10	44,000	—	$1.40	12/31/19	—		—	—		—
	12/31/09	05/04/12	24,087	—	$1.40	12/31/19	—		—	—		—
	12/31/09	05/04/12	19,913	—	$1.40	12/31/19	—		—	—		—
	05/03/11	06/03/12	377,777	—	$13.50	05/03/21	—		—	—		—
	03/01/14	06/01/14	—	—	—	—	69,454	(2)	846,644	—		—
	03/01/14	03/01/15	—	—	—	—	27,367	(3)	333,604	—		—
	02/27/15	06/01/15	—	—	—	—	104,085	(4)	1,268,796	—		—
	02/27/15	03/01/16	—	—	—	—	51,961	(5)	633,405	—		—
	02/01/16	02/01/19	—	—	—	—	585,195	(6)	7,133,527	—		—
	02/01/16	02/01/19	—	—	—	—	—		—	585,195	(7)	7,133,527

			1,214,273	—			838,062		10,215,976	585,195		7,133,527

Peter Hovenier	12/31/09	12/31/10	18,000	—	$1.40	12/31/19	—		—	—		—
	05/03/11	06/03/12	133,333	—	$13.50	05/03/21	—		—	—		—
	03/01/14	06/01/14	—	—	—	—	34,727	(2)	423,322	—		—
	03/01/14	03/01/15	—	—	—	—	13,683	(3)	166,796	—		—
	02/27/15	06/01/15	—	—	—	—	69,390	(4)	845,864	—		—
	02/27/15	03/01/16	—	—	—	—	34,641	(5)	422,274	—		—
	02/01/16	02/01/19	—	—	—	—	390,130	(6)	4,755,685	—		—
	02/01/16	02/01/19	—	—	—	—	—		—	390,130	(8)	4,755,685

			151,333	—			542,571		6,613,941	390,130		4,755,685

Dawn Callahan	03/22/07	03/22/08	55,375	—	$1.40	03/22/17	—		—	—		—
	04/22/09	04/22/10	7,800	—	$1.40	04/22/19	—		—	—		—
	12/31/09	12/31/10	20,000	—	$1.40	12/31/19	—		—	—		—
	12/31/09	03/03/11	20,000	—	$1.40	12/31/19	—		—	—		—
	05/03/11	06/03/12	111,111	—	$13.50	05/03/21	—		—	—		—
	03/01/14	06/01/14	—	—	—	—	2,894	(9)	35,278	—		—
	03/01/14	03/01/15	—	—	—	—	1,140	(10)	13,897	—		—
	02/27/15	06/01/15	—	—	—	—	18,070	(9)	220,273	—		—
	02/27/15	03/01/16	—	—	—	—	9,021	(10)	109,966	—		—
	02/01/16	05/01/16	—	—	—	—	25,008	(9)	304,848	—		—
	02/01/16	n/a	—	—	—	—	—		—	33,344	(11)	406,463

			214,286	—			56,133		684,262	33,344		406,463

Derek Peterson	05/03/11	04/18/12	12,000	—	$13.50	05/03/21	—		—	—		—
	08/14/12	06/01/13	38,000	—	$7.02	08/14/22	—		—	—		—
	03/01/14	06/01/14	—	—	—	—	2,894	(9)	35,278
	03/01/14	03/01/15	—	—	—	—	1,140	(10)	13,897
	02/27/15	06/01/15	—	—	—	—	14,456	(9)	176,219
	02/27/15	03/01/16	—	—	—	—	7,216	(10)	87,963

			Option Awards				Stock Awards
Name	Date of Grant	Initial Vesting Date	Number of Securities Underlying Unexercised Options— Vested (#)	Number of Securities Underlying Unexercised Options— Unvested (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
	02/01/16	05/01/16	—	—	—	—	25,008	(9)	304,848
	02/01/16	n/a	—	—	—	—	—		—	33,344	(11)	406,463

			50,000	—			50,714		618,205	33,344		406,463

Tom Tracey	05/03/11	06/03/12	111,111	—	$13.50	05/03/21	—		—	—		—
	03/01/14	06/01/14	—	—	—	—	2,894	(9)	35,278	—		—
	03/01/14	03/01/15	—	—	—	—	1,140	(10)	13,897	—		—
	02/27/15	06/01/15	—	—	—	—	14,456	(9)	176,219	—		—
	02/27/15	03/01/16	—	—	—	—	7,216	(10)	87,963	—		—
	02/01/16	05/01/16	—	—	—	—	18,756	(9)	228,636	—		—
	02/01/16	n/a	—	—	—	—	—		—	25,008	(11)	304,848

			111,111	—			44,462		541,993	25,008		304,848

(1)
The closing price of a share of our common stock on December 30, 2016 was $12.19.

(2)
Shares underlying the RSU award vested as to 1/12th of the shares commencing on the initial vesting date through March 1, 2016. As a result of the Vesting Extension Agreement entered into with each of Messrs. Hagan and Hovenier on February 1, 2016, the shares underlying the award that were unvested following the March 1, 2016 vesting date vested in full on March 1, 2017.

(3)
Vesting of the shares underlying the RSU award was originally contingent upon certain performance-based metrics during the 2014 fiscal year. The shares underlying the RSU award for which the performance metric was achieved are eligible to vest based on continued service to the Company. 33 1/3% of the shares vested on the initial vesting date and 1/12th of the shares vested on each quarterly anniversary thereafter through March 1, 2016. As a result of the Vesting Extension Agreement entered into with each of Messrs. Hagan and Hovenier on February 1, 2016, the shares underlying the award that were unvested following the March 1, 2016 vesting date vested in full on March 1, 2017.

(4)
Shares underlying the RSU award vested as to 1/12th of the shares commencing on the initial vesting date through March 1, 2016. As a result of the Vesting Extension Agreement entered into with each of Messrs. Hagan and Hovenier on February 1, 2016, the shares underlying the award that were unvested following the March 1, 2016 vesting date will vest in full on March 1, 2018, subject to their continued service to the Company through such date.

(5)
Vesting of the shares underlying the RSU award was originally contingent upon certain performance-based metrics during the 2015 fiscal year. The shares underlying the RSU for which the performance metric was achieved are eligible to vest based on continued service to the Company. 33 1/3% of the shares vested on the initial vesting date and, pursuant to the Vesting Extension Agreement entered into with each of Messrs. Hagan and Hovenier on February 1, 2016, the remaining shares underlying the award will vest in full on March 1, 2018, subject to their continued service to the Company through such date.

(6)
Shares underlying the RSU award will vest in full on the initial vesting date, subject to continued service to the Company through such date.

(7)
Vesting of the shares underlying the performance-based 3-Year Award is contingent upon achievement of both a revenue growth metric and the Company's EBITDA over a two-year performance period ending on December 31, 2017, as well as continued service through the initial vesting date. The number of shares in the table above and the corresponding value of such shares reflects target performance and includes the full number of shares subject to Mr. Hagan's performance-based 3-year Award, although a portion of the grant was approved by our Board in March 2017.

(8)
Vesting of the shares underlying the performance-based 3-Year Award is contingent upon achievement of both a revenue growth metric and the Company's EBITDA over a two-year performance period ending on December 31, 2017, as well as continued service through the initial vesting date. The number of shares in the table above and the corresponding value of such shares reflects target performance.

(9)
Shares underlying the RSU award vest in a series of twelve successive equal quarterly installments commencing on the initial vesting date, subject to continued service to the Company through each vesting date.

(10)
Vesting of the shares underlying the RSU award was originally contingent upon certain performance-based metrics during the 2014 or 2015 fiscal year, as applicable. The shares underlying the RSU award for which the performance metric was achieved are eligible to vest based on continued service to the Company, with 33 1/3% of such shares vesting on the initial vesting date, and with respect to the balance in a series of eight successive equal quarterly installments thereafter.

(11)
Vesting of the shares underlying the performance-based RSU award is contingent upon achievement of both a revenue growth metric and the Company's EBITDA over a two-year performance period ending on December 31, 2017, as well as continued service through the date performance is determined to have been achieved by the Company. 66 2/3% of the shares underlying the RSU award for which performance is determined to have been achieved will vest on such date of determination, an additional 1/12th of such shares will vest on May 1, 2018, and an additional 1/12th of such shares will vest quarterly thereafter, subject to continued service to the Company through each vesting date. The number of shares in the table above and the corresponding value of such shares reflects target performance.

2016 OPTION EXERCISES AND STOCK VESTED

        The following table shows the number of shares acquired upon exercise of options by each named executive officer during the 2016 fiscal year and the number of restricted stock units held by each named executive officer that vested during the 2016 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
David Hagan	97,000	536,428	63,198	446,810
Peter Hovenier	—	—	38,098	269,353
Dawn Callahan	—	—	51,559	443,862
Derek Peterson	—	—	46,142	398,135
Tom Tracey	—	—	44,058	379,755

(1)
The value realized on exercise represents the number of shares acquired multiplied by the excess of the market value of the common stock on the date of exercise over the applicable exercise price per share of the option.

(2)
Represents the closing price of a share of our common stock on the date of vesting multiplied by the number of shares that have vested.

PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION

        We do not provide a pension plan for our employees, and no named executive officers participated in a nonqualified deferred compensation plan during 2016.

2016 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        Please see "Severance or Employment Agreements" below for a description of the severance arrangements for our named executive officers.

        The following table describes the potential payments and benefits for each of our named executive officers under their employment agreements upon an involuntary termination, as if each officer's employment terminated as of December 31, 2016.

Name	Benefit	Qualifying Involuntary Termination of Employment ($)	Qualifying Involuntary Termination of Employment within 12 months after a Change in Control ($)
David Hagan	Cash Severance	1,030,000	1,030,000
	Health Benefits	14,317	14,317
	Vesting of RSUs(1)(2)	16,953,196	17,349,503

	Total Value	17,997,513	18,393,820

Peter Hovenier	Cash Severance	590,499	590,499
	Health Benefits	21,021	21,021
	Vesting of RSUs(1)	7,794,042	11,369,626

	Total Value	8,405,562	11,981,146

Dawn Callahan	Cash Severance	212,901	439,995
	Health Benefits	5,454	7,272
	Vesting of RSUs(1)	597,333	1,090,725

	Total Value	815,688	1,537,992

Derek Peterson	Cash Severance	222,750	460,350
	Health Benefits	9,619	12,826
	Vesting of RSUs(1)	557,703	1,024,668

	Total Value	790,072	1,497,844

Tom Tracey	Cash Severance	206,876	427,543
	Health Benefits	15,765	21,021
	Vesting of RSUs(1)	470,201	846,841

	Total Value	692,842	1,295,405

(1)
The value of vesting of RSUs shown above assumes that each executive's qualifying termination of employment and change of control (if applicable) occurred on December 31, 2016, and was calculated by multiplying the number of unvested RSUs that will accelerate by the fair market value of our common stock on December 30, 2016 ($12.19). For the 2016 RSUs, the value included in the table above for a qualifying involuntary termination of employment includes that number of RSUs underlying the award equal to the sum of the number of RSUs applying a monthly pro-rata vesting over the 3-year overall vesting schedule (with the performance-based RSUs determined at 100% of target), plus in Mr. Hagan's case an additional 24 months of vesting, in Mr. Hovenier's case an additional 12 months of vesting and, in Ms. Callahan's, Dr. Peterson's or Mr. Tracey's case, an additional 9 months of vesting. The value included in the table above for the 2016 RSUs for a qualifying termination of employment within 12 months after a change in control includes full vesting acceleration of the RSUs, with the achievement of the performance-based RSUs deemed to be at-target.

(2)
Includes, for purposes of consistency with the above tables, the value of the vesting that would apply to the 170,390 shares subject to Mr. Hagan's performance-based 3-Year Award (at target) that the Company committed to grant Mr. Hagan in 2016 (but for which approval by our Board occurred in early 2017).

SEVERANCE OR EMPLOYMENT AGREEMENTS

David Hagan

        On April 11, 2011, we entered into an employment agreement with Mr. Hagan that provides that if Mr. Hagan's employment is terminated without cause or should Mr. Hagan resign his employment for good reason prior to, or more than 12 months after, a change of control, Mr. Hagan is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and 24 months of vesting credit under his outstanding equity awards. If Mr. Hagan's employment is terminated without cause or should Mr. Hagan resign his employment for good reason within 12 months following a change of control, Mr. Hagan is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and full vesting of his outstanding equity awards.

Peter Hovenier

        We entered into an employment agreement with Mr. Hovenier in April 2013 after he was promoted as our Chief Financial Officer. Under this agreement, if Mr. Hovenier's employment is terminated without cause or should Mr. Hovenier resign his employment for good reason prior to, or more than 12 months after, a change in control, Mr. Hovenier is entitled to 12 months of base salary, a pro rata payment of his annual target bonus, 12 months of continued health benefits, and 12 months of vesting credit under his outstanding equity awards. If Mr. Hovenier's employment is terminated without cause or should Mr. Hovenier resign his employment for good reason within 12 months following a change in control, Mr. Hovenier is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and full vesting of his outstanding equity awards.

Dawn Callahan

        We entered into an employment agreement with Ms. Callahan in January 2013 after she was promoted to our Senior Vice President of Marketing and Sales. Under this agreement, if Ms. Callahan's employment is terminated without cause or should Ms. Callahan resign her employment for good reason prior to, or more than 12 months after, a change in control, Ms. Callahan is entitled to 9 months of base salary, 9 months of continued health benefits, and 9 months of vesting credit under her outstanding equity awards. If Ms. Callahan's employment is terminated without cause or should Ms. Callahan resign her employment for good reason within 12 months following a change in control, Ms. Callahan is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and full vesting of her outstanding equity awards.

Derek Peterson

        We entered into an employment agreement with Dr. Peterson in January 2013 after he was promoted to our Senior Vice President of Engineering. Under this agreement, if Dr. Peterson's employment is terminated without cause or should Dr. Peterson resign his employment for good reason prior to, or more than 12 months after, a change in control, Dr. Peterson is entitled to 9 months of base salary, 9 months of continued health benefits, and 9 months of vesting credit under his outstanding equity awards. If Dr. Peterson's employment is terminated without cause or should Dr. Peterson resign his employment for good reason within 12 months following a change in control, Dr. Peterson is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and full vesting of his outstanding equity awards.

Tom Tracey

        We entered into an employment agreement with Mr. Tracey in September 2011 after he was promoted as our Senior Vice President of Operations. Under this agreement, if Mr. Tracey's employment is terminated without cause or should Mr. Tracey resign his employment for good reason prior to, or more than 12 months after, a change in control, Mr. Tracey is entitled to 9 months of base salary, 9 months of continued health benefits, and 9 months of vesting credit under his outstanding equity awards. If Mr. Tracey's employment is terminated without cause or should Mr. Tracey resign his employment for good reason within 12 months following a change in control, Mr. Tracey is entitled to 12 months of base salary, annual target bonus, 12 months of continued health benefits, and full vesting of his outstanding equity awards.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        We have two equity compensation plans under which shares of Common Stock are authorized for issuance to eligible employees, directors, and consultants: (i) the Amended and Restated 2001 Stock Incentive Plan, or 2001 Plan; and (ii) the 2011 Equity Incentive Plan, or Incentive Plan. The following table provides certain information with respect to each of our equity compensation plans in effect as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	7,442,444	$7.04	1,833,825
Equity compensation plans not approved by stockholders	—	—	—

Total	7,442,444	$7.04	1,833,825

(1)
Calculated without taking into account the 4,358,472 shares of common stock subject to outstanding RSUs that become issuable as the units vest.

        In March 2011, our Board of Directors and stockholders approved the Incentive Plan. The Incentive Plan became effective on May 3, 2011 upon the completion of our initial public offering. The Incentive Plan provides for the grant of incentive and non-statutory stock options, stock appreciation rights, restricted shares of our common stock, restricted stock units, and performance cash awards. The number of shares of common stock reserved for issuance under the Incentive Plan automatically increases on January 1 of each calendar year through 2018 by an amount equal to the least of (a) 4.5% of the total number of shares of common stock then outstanding, (b) 3,000,000 shares of common stock or (c) a lower number determined by our Board of Directors. As of December 31, 2016, options to purchase 1,994,270 shares of common stock and RSUs covering 4,358,472 shares of common stock were outstanding under the Incentive Plan.

        Our Board of Directors and stockholders approved the 2001 Plan. The 2001 Plan was terminated following the completion of our initial public offering, and no further awards will be made under that plan. Options outstanding under the 2001 Plan will continue to be governed by their existing terms. As of December 31, 2016, options to purchase 1,089,702 shares of common stock were outstanding under the 2001 Plan.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT AND NON-AUDIT FEES

        The following table represents aggregate fees billed or to be billed to the Company for the fiscal years ended December 31, 2016 and December 31, 2015 by PricewaterhouseCoopers LLP, our principal accountant.

	Fiscal Year Ended December 31,
	2016	2015
Audit Fees(1)	$1,483,345	$1,525,232
Tax Fees(2)	5,000	51,916

Total Fees	$1,488,345	$1,577,148

(1)
For professional services rendered for the audits of annual consolidated financial statements (including the review of quarterly interim consolidated financial statements), statutory audits required for certain of our non-U.S. subsidiaries, consents, assistance and review of documents filed with the SEC and other services normally provided in connection with statutory or regulatory filings or engagements. For the years ended December 31, 2016 and 2015, the audit fee includes fees associated with services provided in connection with the audit of our internal control over financial reporting, as required under Section 404 of the Sarbanes Oxley Act of 2002.

(2)
For the years ended December 31, 2016 and 2015, tax fees are related to international and domestic tax compliance and planning.

        All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee pre- approves specified services in defined categories of audit services, audit- related services and tax services up to specified amounts, as part of the Audit Committee's approval of the scope of the engagement of PricewaterhouseCoopers LLP or on an individual case-by-case basis before PricewaterhouseCoopers LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant's independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

        The Audit Committee of the Board of Directors consists of the four non-employee directors named below and operates under a written charter adopted by the Board. The Board annually reviews the Nasdaq listing standards' definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that Charles Boesenberg, Maury Austin, Terrell Jones and Lance Rosenzweig each is an audit committee financial expert as described in applicable rules and regulations of the Securities and Exchange Commission.

        The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for selecting and engaging our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee's function is more fully described in its Charter, which the Board adopted and which the Audit Committee reviews on an annual basis.

        Our management is responsible for preparing our financial statements and our financial reporting process. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles as well as performing an audit of the effectiveness of our internal control over financial reporting as of the end of the fiscal year.

        The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 ("10-K").

        The Audit Committee has also reviewed and discussed with PricewaterhouseCoopers LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the "PCAOB"), including General Auditing Standards 1301, Communications with Audit Committees. Additionally, PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee also discussed with PricewaterhouseCoopers LLP its independence from the Company and satisfied itself as to the independence of PricewaterhouseCoopers LLP.

        Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's 10-K for filing with the Securities and Exchange Commission.

        Submitted by the following members of the Audit Committee:

Maury Austin, Chairman
Charles Boesenberg
Terrell Jones
Lance Rosenzweig

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Boingo Wireless under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 1
ELECTION OF DIRECTORS

        Our Board of Directors currently consists of nine directors divided into three classes, with the terms of office of each class ending in successive years. The term of the directors currently serving in Class III expire on the date of the Annual Meeting.

        The directors in Class I and Class II will continue in office until their terms expire at the 2018 and 2019 annual meeting of stockholders, respectively. The directors elected in Class III at the Annual Meeting will hold office until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified. The nominees for director in Class III and the other directors who will continue in office for terms extending beyond the Annual Meeting, their ages as of April 1, 2017, their positions and offices held with the Company are set forth below. Other biographical information for the nominees for director in Class III and the other directors who will continue in office for terms extending beyond the Annual Meeting is set forth in this proxy statement under the heading "Directors, Executive Officers and Corporate Governance—Directors and Executive Officers."

        Directors are elected by a majority of the votes cast in an uncontested election of directors. Therefore, in an uncontested election of directors (i.e., an election where the only nominees are those recommended by our Board), each member of our Board will be elected only if the votes cast for the nominee exceed the votes cast against the nominee. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. However, if you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board of Directors, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

        We have also implemented a majority voting policy for director resignations, applicable if an incumbent director nominee receives less than a majority of votes cast in an uncontested election. Each director nominated for reelection must tender his or her written irrevocable, conditional resignation to the Chairman of the Board that will be effective only upon both (i) the failure to receive the required vote at the Annual Meeting and (ii) Board acceptance of such resignation. If a director nominee fails to receive the required vote for reelection, our Nominating and Corporate Governance Committee (other than such director) will act on an expedited basis to determine whether to accept the director's irrevocable, conditional resignation, and it will submit such recommendation for prompt consideration by the Board. The Nominating and Corporate Governance Committee and members of the Board (other than such director) may consider any factors they deem relevant in deciding whether to accept a director's resignation. This policy does not apply in circumstances involving contested director elections.

        The nominees recommended by your Board have consented to serving as nominees for election to the Board, to being named in this proxy statement and to serving as members of the Board if elected by Boingo's stockholders. As of the date of this proxy statement, we have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director. However, if for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the Board upon the recommendation of its Nominating and Corporate Governance Committee may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees. If any substitute nominees are so designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the amended proxy statement and to serve as directors if elected, and includes certain biographical and other information about such nominees required by the applicable rules promulgated by the SEC.

NOMINEES FOR CLASS III CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Name	Age	Positions and Offices Held with the Company
Maury Austin	59	Director
Chuck Davis	56	Director
Mike Finley	56	Director

        Messrs. Austin's, Davis' and Finley's biographies are set forth in this proxy statement under the heading "Directors, Executive Officers and Corporate Governance—Directors and Executive Officers."

        We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of the Board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted in their biographies.

DIRECTORS IN CLASS I CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING OF STOCKHOLDERS

Name	Age	Positions and Offices Held with the Company
David Cutrer	46	Director
David Hagan	56	Chief Executive Officer and Chairman of the Board
Lance Rosenzweig	54	Director

DIRECTORS IN CLASS II CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING OF STOCKHOLDERS

Name	Age	Positions and Offices Held with the Company
Charles Boesenberg	68	Director
Terrell Jones	68	Director
Kathy Misunas	66	Director

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE NOMINEES FOR DIRECTORS IN CLASS III:
MAURY AUSTIN, CHUCK DAVIS AND MIKE FINLEY.

 PROPOSAL 2
RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.

        Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, and will have the opportunity to make statements if they desire to do so and to respond to appropriate questions.

        The affirmative vote of the holders of a majority of the votes present either in person or by proxy at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Abstentions will be counted as present for purposes of determining the presence of a quorum and therefore will have the same effect as a vote "Against" this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE RATIFICATION THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2017.

 PROPOSAL 3
APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

        As part of the Nominating and Corporate Governance Committee's review of the Company's corporate governance guidelines and periodic review of the size, structure, composition and functioning of the Board, and after reviewing the various arguments for and against a classified board structure and discussing with various of the Company's stockholders, the Committee recommended that the Board approve an amendment to our Certificate of Incorporation to eliminate the classification of the Board of Directors over a three-year period so that beginning at the 2020 Annual Meeting of Stockholders all directors would be elected for a one-year term.

        On April 10, 2017, the Board of Directors adopted an amendment to our Certificate of Incorporation (the "Declassification Amendment") which would phase out the classification of the Board, and which is subject to approval of this proposal. The Board further directed that the proposed Declassification Amendment be submitted for consideration by our stockholders at the Annual Meeting. We are asking stockholders to approve the Declassification Amendment.

        Article VI, Section B of our Certificate of Incorporation currently provides that the Company's directors are divided into three classes, with the term of one class expiring each year and the directors in each class serving three-year terms. If the Declassification Amendment is approved and becomes effective, directors elected at this Annual Meeting, or the terms of classes elected in 2016 and 2015 will continue to serve out their three-year terms, but directors elected after the Annual Meeting will be elected to one-year terms. Therefore, beginning with the 2020 Annual Meeting of Stockholders, the Board of Directors will be declassified and the entire Board will be elected on an annual basis.

        The Declassification Amendment would not change the present number of directors or the Board's authority to change that number and to fill any vacancies or newly created directorships. Until the 2020 Annual Meeting of Stockholders, any director appointed to fill newly created Board seats or vacancies would hold office for a term that coincides with the remaining term of the relevant class and upon the annual election of the entire Board at the 2020 Annual Meeting of Stockholders, a director appointed to a vacancy or new directorship would serve for a term expiring at the next annual meeting of stockholders following his or her appointment. In addition, because our Board is classified, our Certificate of Incorporation currently provides that directors may be removed only for cause, consistent with Delaware law. The Declassification Amendment provides that directors elected to serve a three-year term may only be removed for cause and that from and after the 2020 Annual Meeting, when declassification is complete, all directors may be removed either with or without cause. A full text of the Declassification Amendment is attached to this Proxy Statement as Appendix A.

        If the Declassification Amendment is approved, the Board intends to cause the Declassification Amendment to be filed with the Secretary of State of the State of Delaware following the Annual Meeting and adopt conforming amendments, if necessary, to the Company's Amended and Restated Bylaws and Corporate Governance Guidelines. Even if the Declassification Amendment is approved, the Board reserves the right not to effect the filing of the Declassification Amendment with the Secretary of State of the State of Delaware if the Board determines it not to be in the best interests of the Company and its stockholders to effect the declassification of the Board. If the Declassification Amendment is not approved, our Board will remain classified.

        The approval of this proposal will require the affirmative vote of the holders of at least two-thirds of all outstanding shares of common stock of the Company entitled to vote generally in the election of directors. In determining whether this proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote "Against" this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.

 PROPOSAL 4
ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION
FOR THE YEAR ENDED DECEMBER 31, 2016

        In accordance with SEC rules, stockholders are being asked to approve, on a non-binding advisory basis, the compensation of our named executive officers for the year ended December 31, 2016 as disclosed in this proxy statement. This is commonly referred to as a "Say on Pay" proposal. While we are not required to conduct a "Say on Pay" vote at the Annual Meeting, our Board of Directors has decided to voluntarily conduct one at this time.

        This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. As described further in the "Executive Compensation" section of this Proxy Statement, beginning on page 25, including the "Compensation Discussion and Analysis" and the related tables and narrative, the primary goals of our compensation programs are to fairly compensation employees, attract and retain highly qualified employees, motivate the performance of our employees towards, and reward the achievement of, clearly defined corporate goals, and align our employees' long-term interests with those of our stockholders. We believe our compensation programs reflect a pay-for-performance philosophy that links potential significant compensatory rewards to achievement of corporate operating goals and increase in stockholder value.

        This Say on Pay vote is advisory, and therefore not binding on our Compensation Committee or Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders, however, and will carefully review and consider the voting results when evaluating our executive compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Peter Hovenier Chief Financial Officer and Secretary

April [    ], 2017

Appendix A

        The Amended and Restated Certificate of Incorporation of the Corporation is hereby further amended by deleting in its entirety Article VI of the Amended and Restated Certificate of Incorporation and inserting the following in lieu thereof:

ARTICLE VI

          A.    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board and may not be fixed by any other person(s).

          B.    Commencing at the annual meeting of stockholders to be held in 2018 (each annual meeting of stockholders, an "Annual Meeting"), subject to the special rights of any series of Preferred Stock to elect additional directors under specified circumstances, the directors of the Corporation shall be elected annually and shall hold office until the next Annual Meeting and until his or her successor shall have been duly elected and qualified, or until such director's prior death, resignation, retirement, disqualification or other removal. Notwithstanding the preceding sentence, but subject to the rights, if any, of the holders of any series of the Preferred Stock then outstanding, any director in office at the 2018 Annual Meeting whose term expires at the 2019 Annual Meeting or the 2020 Annual Meeting (each such director, a "Continuing Classified Director"), shall continue to hold office until the end of the term for which such director was elected and until his or her successor shall have been duly elected and qualified, or until such director's prior death, resignation, retirement, disqualification or other removal.

          C.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders). Directors so chosen shall hold office until the next Annual Meeting and until his or her successor shall have been duly elected and qualified, or until such director's prior death, resignation, retirement, disqualification or other removal. Notwithstanding the foregoing, any director elected to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of a Continuing Classified Director shall hold office until the Annual Meeting at which the term of such Continuing Classified Director would have expired and until his or her successor shall have been duly elected and qualified, or until such director's prior death, resignation, retirement, disqualification or other removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

          D.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

          E.    Subject to the rights, if any, of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by applicable law, until the expiration of the term of any director elected to serve a three-year term (or any director appointed to fill a vacancy caused by the death, resignation, retirement, disqualification or other removal of any such director) at the 2018 Annual Meeting, 2019 Annual Meeting or 2020 Annual Meeting, as the case may be, such director (or such director appointed to fill such vacancy) may be removed only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class.

A-1

VOTE BY INTERNET - http://www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. BOINGO WIRELESS, INC. 10960 Wilshire Blvd, 23rd Floor Los Angeles, CA 90024 VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY PRELIMINARY FORM OF PROXY CARD – SUBJECT TO COMPLETION THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PricewaterhouseCoopers LLP as the Company’s Incorporation to declassify the Board of compensation for the year ended December 31, GDSVF&H\2767221.1 ForAgainstAbstain 1.Election of Directors: The Board of Directors Recommends you vote FOR the following directors. Maury Austin Chuck Davis Mike Finley ForAgainstAbstain The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2.Ratification of the appointment of independent registered public accounting firm for the fiscal year ending December 31, 2017. 3.Approval of the amendment to the Certificate of Directors and provide for the annual election of directors. 4Advisory approval of the Company’s executive 2016.

GDSVF&H\2767221.1 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. SignatureDateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report & Proxy Statement is/are available at www.proxyvote.com. GDSVF&H\2767221.1 PRELIMINARY FORM OF PROXY CARD – SUBJECT TO COMPLETION BOINGO WIRELESS, INC. Annual Meeting of Stockholders June 8, 2017 10:30 AM Pacific Daylight Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) David Hagan and Peter Hovenier, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BOINGO WIRELESS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 AM, PDT on June 8, 2017, at the Hotel Palomar located 10740 Wilshire Boulevard, Los Angeles, California, and any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of Board of Directors, as may be applicable. Continued and to be signed on reverse side